UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Dynex Capital, Inc.
(Name of Registrant as Specified in Its Charter)

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Dynex Capital, Inc.

Notice of Annual Meeting of Shareholders
and
Proxy Statement

Annual Meeting of Shareholders
May 20, 2014

DYNEX CAPITAL, INC.

April 10, 2014

To Our Common Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Dynex Capital, Inc. (the “Company”) to be held at North Shore Commons I located at 4951 Lake Brook Drive, Glen Allen, Virginia on Tuesday, May 20, 2014, at 8:30 a.m. Eastern Time.

The business of the meeting is to consider and act upon the election of directors, to approve, in an advisory and non-binding vote, the compensation of our named executive officers, to re-approve the material terms of the performance goals under the Dynex Capital, Inc. 2009 Stock and Incentive Plan for compliance with Section 162(m) of the Internal Revenue Code, and to ratify the selection of the auditors of the Company.

As permitted by rules adopted by the Securities and Exchange Commission, we are furnishing our proxy statement, 2013 Annual Report to Shareholders and proxy card over the Internet to most of our shareholders.  This means that most of our shareholders will initially receive only a notice containing instructions on how to access the proxy materials over the Internet.  This approach allows us to lower the costs of delivering the annual meeting materials and reduce the environmental impact of the meeting.  If you would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you request to receive your proxy materials by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided. Instructions regarding all three methods of voting are contained in the proxy card. If you mail the proxy card and desire to vote your shares of common stock in accordance with management's recommendations, you need not mark your votes on the proxy but need only sign, date and return the proxy card in the envelope provided in order to record your vote.

Sincerely,

Thomas B. Akin
Executive Chairman of the Board

DYNEX CAPITAL, INC.
4991 Lake Brook Drive, Suite 100
Glen Allen, Virginia 23060
(804) 217-5800
___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Common Shareholders:

The Annual Meeting of Shareholders of Dynex Capital, Inc. (the “Company”) will be held at North Shore Commons I located at 4951 Lake Brook Drive, Glen Allen, Virginia on Tuesday, May 20, 2014, at 8:30 a.m. Eastern Time, to consider and act upon the following matters:

1.	To elect seven (7) directors of the Company, to hold office until the next annual meeting and until their successors are elected and duly qualified; and

2.	To approve, in an advisory and non-binding vote, the compensation of the Company's named executive officers as disclosed in the accompanying Proxy Statement; and

3.	To re-approve the material terms of the performance goals under the Dynex Capital, Inc. 2009 Stock and Incentive Plan for compliance with Section 162(m) of the Internal Revenue Code; and

4.	To vote on the ratification of the selection of BDO USA, LLP, independent certified public accountants, as auditors for the Company for the 2014 fiscal year; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record of our Common Stock at the close of business on March 21, 2014, the record date, will be entitled to vote at the Annual Meeting.

Management desires to have maximum representation at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the accompanying Proxy Statement. If you receive these materials by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided. A proxy may be revoked by a shareholder at any time prior to its use by notice in writing to the Secretary of the Company, by submitting a later-dated proxy to the Secretary of the Company, by changing your vote via the toll-free telephone number or over the Internet or by attending the Annual Meeting and requesting to vote in person (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote in person, you must bring a legal proxy or broker's proxy card to the meeting as proof of your authority to vote the shares).

By Order of the Board of Directors
Stephen J. Benedetti
Executive Vice President,
Chief Financial Officer, Chief Operating Officer, and Secretary
Dated: April 10, 2014

DYNEX CAPITAL, INC.
4991 Lake Brook Drive, Suite 100
Glen Allen, Virginia 23060
(804) 217-5800
____________________________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 20, 2014

To Our Shareholders:

This Proxy Statement is furnished to the holders of the common stock (“Common Stock”) of Dynex Capital, Inc. (the “Company”) in connection with the solicitation by the Company's Board of Directors of proxies to be used at the Annual Meeting of Shareholders of the Company to be held at North Shore Commons I located at 4951 Lake Brook Drive, Glen Allen, Virginia on Tuesday, May 20, 2014, at 8:30 a.m. Eastern Time (the “Annual Meeting”). The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is making this Proxy Statement and its 2013 Annual Report to Shareholders available to most of our shareholders electronically via the Internet. On April 10, 2014, we commenced mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our Annual Report and vote over the Internet. Most shareholders will not receive a printed copy of the proxy materials in the mail, unless specifically requested. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review over the Internet all of the important information contained in the Proxy Statement and Annual Report and on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Tuesday, May 20, 2014
            The Proxy Statement and 2013 Annual Report to Shareholders are available on the Internet at:
www.envisionreports.com/DYNX.

GENERAL INFORMATION

Solicitation

You have received these proxy materials because the Company's Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. The costs of this solicitation will be borne by the Company. Proxy solicitations will be made by the Internet and the mail, and also may be made by personal interview, telephone and e-mail by directors and officers of the Company, acting without compensation other than their regular compensation. Brokerage houses and nominees will be requested to forward the proxy soliciting material to the beneficial owners of shares of Common Stock and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding these proxy materials to such beneficial owners.

Voting Rights

Holders of shares of Common Stock at the close of business on March 21, 2014, the record date, are entitled to notice of, and to vote at, the Annual Meeting. On that date, 54,696,415 shares of Common Stock were outstanding, with each outstanding share of Common Stock entitled to one vote for each of the seven directors nominated to be elected and one vote on each other matter presented at the Annual Meeting.

Quorum

The presence in person or by proxy of shareholders entitled to vote a majority of the outstanding shares of Common Stock will constitute a quorum for all matters presented at the Annual Meeting. Shares represented by proxy or in person at the Annual Meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. An abstention as to any particular matter, however, does not constitute a vote “for” or “against” such matter. “Broker non-votes” (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owner or the persons entitled to vote the shares, and (ii) the broker does not have discretionary voting power on a particular matter) will be treated in the same manner as abstentions. The election of directors, the advisory vote to approve the compensation of the Company's named executive officers and the re-approval of the material terms of performance-based compensation under the Dynex Capital, Inc. 2009 Stock and Incentive Plan for compliance with Section 162(m) of the Internal Revenue Code are not considered routine matters and, therefore, brokers do not have discretionary voting power with respect to these proposals. The ratification of the selection of BDO USA, LLP as the Company's auditors for the 2014 fiscal year is considered a routine matter and, therefore, brokers do have discretionary voting power with respect to this proposal.

Vote Required

With regard to the election of Directors, votes may be cast in favor or withheld. If a quorum is present, the directors will be elected by a plurality of the votes cast in the election of Directors; therefore, abstentions, broker non-votes or withheld votes will have no effect on the outcome of the election.

For all other proposals, votes may be cast in favor or against, or you may abstain from voting. For these proposals, including the advisory vote to approve the compensation of the Company's named executive officers, the re-approval of the material terms of performance-based compensation under the Dynex Capital, Inc. 2009 Stock and Incentive Plan for compliance with Section 162(m) of the Internal Revenue Code and the ratification of the selection of BDO USA, LLP as the Company's auditors for the 2014 fiscal year, if a quorum is present, such proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions or broker non-votes will have no effect on the outcome of any such proposals.

Information about Voting

You will receive multiple Notices of Internet Availability of Proxy Materials or printed copies of the proxy materials if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. You should vote the shares represented by each Notice of Internet Availability of Proxy Materials or proxy card you receive to ensure that all of your shares are voted.

Shareholders of record can vote in person at the Annual Meeting or by proxy. There are three ways for shareholders of record to vote by proxy:

•
By Telephone - you can vote by telephone toll-free by following the instructions on the proxy card (you will need the control number on your Notice of Internet Availability of Proxy Materials or proxy card);

•
By Internet - you can vote over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card (you will need the control number on your Notice of Internet Availability of Proxy Materials or proxy card); or

•	By Mail - if you received these proxy materials by mail, you can vote by mail by signing, dating and mailing the proxy card in the postage-paid envelope provided.

Telephone and Internet voting for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on May 16, 2014. If you hold shares in the Dynex Capital, Inc. 401(k) Plan, your voting instructions for those shares must be received by 5:00 p.m. Eastern Time on May 16, 2014 to allow sufficient time for voting by the trustee of the plan.

If your shares are held in the name of a bank, broker or other holder of record, you will receive voting instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers.

Revocability of Proxy

If you are a shareholder of record, you may change or revoke your proxy at any time before your shares are voted at the Annual Meeting, by any of the following methods:

•	By submitting a written notice of revocation to the Secretary of the Company by the close of business on May 16, 2014;

•	By submitting by the close of business on May 16, 2014 a completed proxy card bearing a later date than any other proxy submitted by you;

•
By toll-free telephone by following the instructions on the proxy card (you will need the control number on your Notice of Internet Availability of Proxy Materials or proxy card) by 11:59 p.m. Eastern Time on May 16, 2014;

•
By visiting the web page listed on the Notice of Internet Availability of Proxy Materials or proxy card and following the instructions (you will need the control number on your Notice of Internet Availability of Proxy Materials or proxy card) by 11:59 p.m. Eastern Time on May 16, 2014; or

•	By attending the Annual Meeting and requesting to vote in person.

Your latest proxy card, telephone vote, or Internet proxy with respect to the same shares is the one that will be counted.

If your shares are held in the name of a bank, broker or other holder of record, you should contact the holder of record to change your vote.

Voting your shares by telephone or over the Internet or sending in a proxy card will not affect your right to attend the Annual Meeting and to vote in person. However, if your shares are held in the name of a bank, broker or other holder of record and you plan to vote in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker's proxy card to bring to the Annual Meeting as proof of your authority to vote the shares.

If you vote in time for the Annual Meeting using the proxy, the individuals named on the proxy (your “proxies”) will vote your shares of Common Stock in accordance with the choices you specified. If you properly submit a proxy without indicating your instructions, the shares of Common Stock represented by such proxy will be voted FOR the election of the nominees named in this Proxy Statement as directors, FOR the approval of the compensation of the Company's named executive officers, FOR the re-approval of the material terms of performance-based compensation under the Dynex Capital, Inc. 2009 Stock and Incentive Plan for compliance with Section 162(m) of the Internal Revenue Code, and FOR ratification of the selection of BDO USA, LLP as the Company's auditors for the 2014 fiscal year.

Directions to Annual Meeting
Directions to attend the Annual Meeting, where you may vote in person, may be obtained by calling Investor Relations at (804) 217-5897.

Other Matters

The management and the Board of Directors of the Company know of no other matters to come before the Annual Meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if any other matters are properly presented to the shareholders for action, it is the intention of the individuals named in the proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

Annual Report on Form 10-K

The Company's Annual Report on Form 10-K, including financial statements for the year ended December 31, 2013, which is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials and is being mailed together with this Proxy Statement to shareholders who receive the proxy materials by mail, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Pursuant to Virginia law and our Articles of Incorporation, directors of the Company are to be elected by the holders of shares of Common Stock at the Annual Meeting to serve until the next annual meeting and until their successors are elected and duly qualified. On the recommendation of the Nominating & Corporate Governance Committee, the Board of Directors has nominated Thomas B. Akin, Byron L. Boston, Michael R. Hughes, Barry A. Igdaloff, Valerie A. Mosley, Robert A. Salcetti and James C. Wheat, III for election by the holders of shares of Common Stock to the Board of Directors at the Annual Meeting.

On December 12, 2013, the Board increased the size of the Board from five directors to seven directors. In connection therewith, also on December 12, 2013, the Board elected Ms. Mosley and Mr. Salcetti as directors of the Board, effective immediately in the case of Mr. Salcetti and effective December 16, 2013 in the case of Ms. Mosley.

Unless otherwise indicated, a proxy will be voted FOR the election of Messrs. Akin, Boston, Hughes, Igdaloff, Salcetti and Wheat and Ms. Mosley to the Board of Directors. Each Director nominee has agreed to serve if elected. Selected biographical information regarding each Director nominee is set forth below.

Although it is anticipated that each Director nominee will be able to serve, should any nominee become unavailable to serve, the shares represented by each proxy will be voted for another person or persons designated by the Company's Board of Directors. In no event will a proxy be voted for more than seven Directors.

Board of Directors Nominees

The following information sets forth as of March 21, 2014, the names, ages, principal occupations and business experience for the Company's Director nominees. In addition to the information presented below regarding each Director nominee's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our Director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board. Finally, we value their significant experience on other public company boards of directors and board committees. Unless otherwise indicated, the business experience and principal occupations shown for each director has extended five or more years.

Thomas B. Akin (61) has been a director of Dynex Capital, Inc. since May 2003. Since January 1, 2014, Mr. Akin has served as the Executive Chairman of the Board. Prior to January 1, 2014, Mr. Akin was Chairman of the Board since May 30, 2005, and Chief Executive Officer of the Company since February 4, 2008. Mr. Akin also founded and has served as the managing member of Talkot Capital, LLC, which is the sole general partner of the Talkot Fund, L.P., located in Sausalito, California since 1995. Mr. Akin is also a limited partner of the Talkot Fund, L.P. From 1981 to 1994, Mr. Akin held various positions at Merrill Lynch Institutional Services and prior to that was an employee of Salomon Brothers from 1978 to 1981. Mr. Akin also currently serves on the boards of See Kai Run and Funko. Mr. Akin previously served on the board of CombiMatrix Corporation, including as Chairman of the Board, and has served on many other public and private company boards over the years. Mr. Akin holds a B.A. from the University of California at Santa Cruz and an M.B.A. from the Anderson School of Management, UCLA. Mr. Akin serves as the Chairman of the Investment Committee for the Company.

We believe Mr. Akin's qualifications to serve on our Board of Directors include his extensive experience as our Chief Executive Officer and as an executive at several large financial services firms, and his background in evaluating investments in private and public companies, including over 30 years of experience in the financial and investment industries. Mr. Akin has significant experience in investing in mortgage REITs through his experience as managing member at Talkot Capital. Mr. Akin also has experience managing and advising organizations which have special investment needs. Mr. Akin's significant service as a director of several other companies also demonstrates that he has the leadership skills required to serve as Chairman of the Company.

Byron L. Boston (55) became a director of the Company in March 2012. Since January 1, 2014, Mr. Boston has served as Chief Executive Officer, President and Co-Chief Investment Officer. Prior to January 1, 2014, Mr. Boston served as President and Chief Investment Officer since March 1, 2012, and held the position of Chief Investment Officer since April 2008. From November 2006 to April 2008, Mr. Boston was the President of Boston Consulting Group, which provided advice on business strategies for its clients. From January 2004 to October 2006, Mr. Boston was Executive Vice President of Sunset Financial Resources, Inc. Prior to this, Mr. Boston was a senior officer for the Freddie Mac Corporation from 1997 to 2003. From 1981 to 1997, Mr. Boston held banking and trading positions at New York investment banking firms. Mr. Boston holds an A.B. in Economics and Government from Dartmouth College and an M.B.A. in Finance and Accounting from the Graduate School of Business, University of Chicago. Mr. Boston serves as a member of the Investment Committee for the Company.

We believe Mr. Boston's qualifications to serve on our Board of Directors include his experience gained as our President and Chief Investment Officer, and now as our Chief Executive Officer. In addition, he has substantial experience investing in mortgage assets gained in his years at Freddie Mac Corporation, Sunset Financial Resources, Inc., and various financial services firms. These experiences allow Mr. Boston to offer a different perspective on the Company's current and future business operations regarding investments, which is valuable resource for our Board of Directors.

Michael R. Hughes (53) became a director of the Company in November 2010 and has been designated as our Lead Independent Director. Mr. Hughes is currently Sector Manager at Ascend Capital Management and serves on the Board of Trustees and is a past President of the Bentley School in Oakland, California. Prior to beginning his position at Ascend Capital Management in 2012 and at the Bentley School in 2009, Mr. Hughes was a partner and portfolio manager of Osterweis Capital Management from 2005 to 2008. From 1989 to 2005, Mr. Hughes was the First Vice President of Merrill Lynch Financial Institutions Research. Mr. Hughes began his career as an equity analyst at Dean Witter Reynolds in 1986. Mr. Hughes serves as the Chairman of the Compensation Committee and as a member of the Audit Committee, the Investment Committee and the Nominating & Corporate Governance Committee for the Company. Mr. Hughes holds an A.B. from the University of California at Berkley in Geophysics. Mr. Hughes was awarded the Chartered Financial Analyst (CFA) designation in 1991.

We believe Mr. Hughes' qualifications to serve on our Board of Directors include his background as a portfolio manager of financial institutions, as well as his extensive experience as a securities analyst overseeing equity analysis for mortgage companies, mortgage REITs, consumer and commercial finance, and government agencies including Fannie Mae and Freddie Mac. These experiences, coupled with Mr. Hughes' CFA designation, substantial financial expertise, allow him to offer significant insights and advice, thus making him a valuable addition to our Board.

Barry A. Igdaloff (59) has been a director of the Company since 2000. Mr. Igdaloff has been a registered investment advisor and the sole proprietor of Rose Capital in Columbus, Ohio, since 1995. Mr. Igdaloff graduated from Indiana University in 1976 with a B.S.B. in accounting and from The Ohio State University in 1978, with a Juris Doctorate degree. Mr. Igdaloff is a non-practicing certified public accountant and a non-practicing attorney. Mr. Igdaloff currently serves on the Board of Directors of Novation Companies, Inc. and serves on its audit committee. Previously, Mr. Igdaloff served on the board of Guest Supply, Inc. Mr. Igdaloff serves as the Chairman of the Audit Committee and as a member of the Compensation Committee, the Investment Committee and the Nominating & Corporate Governance Committee for the Company.

We believe Mr. Igdaloff's qualifications to serve on our Board of Directors include his financial expertise and his years of experience as an investment advisor, attorney, and accountant. Investment, legal, and accounting issues impact the Company in various ways, and Mr. Igdaloff's ability to draw on his experience in these professions allows him to contribute a unique perspective to the Board of Directors. In addition, as a result of his financial expertise and prior audit committee service, Mr. Igdaloff provides valuable insight and advice to our Board of Directors regarding our financial risk exposures and financial reporting matters.

Valerie A. Mosley (54) joined the Board of Directors in December 2013. Ms. Mosley was originally recommended for election to the Board by Mr. Boston. Since June 2012, Ms. Mosley has been the chief executive officer of Valmo Ventures, a company that creates, collaborates, and invests in companies, assets, and efforts that add value to portfolio returns and to society. Prior to becoming chief executive officer of Valmo Ventures, Ms. Mosley was partner, senior vice partner and investment strategist at Wellington Management Company, LLP. During a 20-year career at Wellington Management Company, LLP, Ms. Mosley managed a multi-billion dollar investment portfolio for corporate and public pension funds, insurance company general accounts, endowment funds and mutual funds. Ms. Mosley serves as a member of the Investment Committee and Nominating & Corporate Governance Committee for the Company. Ms. Mosley earned a B.A. from Duke University in 1982 and an M.B.A. from the University of Pennsylvania in 1986.

We believe Ms. Mosley’s experience at Wellington Management Company, LLC, which includes managing mortgage portfolios and fixed income products, as well as her background in investing in early stage companies, provides her the broad experience necessary to contribute to the overall success of the Company. In addition, as a result of her entrepreneurial and management experience in forming Valmo Ventures, Ms. Mosley has developed operational and organizational acumen, which is a valuable resource for our Board of Directors.

Robert A. Salcetti (59) joined the Board of Directors in December 2013. Mr. Salcetti was originally recommended for election to the Board by Messrs. Boston and Benedetti. Mr. Salcetti, who retired in 2008, previously served as a managing director at JPMorgan Chase from 2000 to 2008. Prior to his tenure at JPMorgan Chase, Mr. Salcetti held the position of managing director at Chase Manhattan Bank from 1996 to 2000, senior vice president of TCB/Chemical Bank from 1992 to 1996, division manager of TCB/Chemical Bank from 1986 to 1992, vice president and section manager of Texas Commerce Bank, the predecessor to TCB/Chemical Bank, from 1980 to 1986, and vice president of American Mortgage Company from 1976 to 1979. Mr. Salcetti serves as a member of the Audit Committee and the Compensation Committee for the Company. Mr. Salcetti earned a degree of B.S. in business administration from Carlow College in 1976. Since January 2011, Mr. Salcetti has served as a director of Ocwen Financial Corporation and serves on its audit and nomination/governance committees. He is also chairman of Ocwen Financial Corporation’s compliance committee since its inception in March 2013. Additionally, since October 2013, Mr. Salcetti has served as a director of Cherry Hill Mortgage Investment Corporation and serves on the audit and nomination/governance committees. He is also chairman of Cherry Hill Mortgage Investment Corporation’s compensation committee.

We believe Mr. Salcetti’s qualifications to serve on our Board of Directors include his background in operational and strategic management, including over 35 years of experience in the financial services and mortgage industry sectors and specific experience in the specialty finance lending area while at JPMorgan Chase, as well as his continued involvement in the specialty finance REIT space through his directorships at Ocwen Financial Corporation and Cherry Hill Mortgage Investment Corporation. With his extensive experience, which includes leading operations that designed, provided and managed credit facilities for loan warehousing financing, advances and mortgage servicing rights financing, Mr. Salcetti is able to offer guidance to our Board of Directors from both an operational and strategic perspective.

James C. Wheat, III (61) joined the Board of Directors in August 2008. Mr. Wheat is the co-founder and managing director of Colonnade Capital Corporation, a private equity firm dedicated to sponsoring friendly growth buyouts of middle market companies. Since 1995, Mr. Wheat has also been the manager of Jasper, LLC, an investment firm investing in publicly traded securities, hedge funds, private equity and debt, and real estate, and has been the manager of Blandfield Associates, LLC, a timberland and working farm, since 1992. In addition, Mr. Wheat was a general partner of Riverfront Partners from 1992 to 2002. Mr. Wheat was a Trustee of the Virginia Retirement System from 1993 to 1999 and the Chairman of the Virginia Retirement System from 1993 to 1997. Mr. Wheat was on the Board of Visitors of the University of Virginia from 1997 to 2001 and served on the investment committee of the University of Virginia endowment. He was the managing director and a member of the board of directors of Wachovia Securities (formerly Wheat First Securities) from 1984 to 1993. Mr. Wheat serves as the Chairman of the Nominating & Corporate Governance Committee and as a member of the Audit Committee, the Compensation Committee and the Investment Committee for the Company. Mr. Wheat earned a B.A. from Hampden-Sydney College in 1975 and an M.B.A. from the University of Virginia in 1978.

We believe Mr. Wheat's background as a managing director and board member of financial services companies provides him the necessary depth of experience to implement our business strategy as a member of our Board of Directors. In addition, as a result of his entrepreneurial and management experience, Mr. Wheat has developed operational and organizational acumen, which is a valuable resource for our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE DIRECTOR NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE
AND THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company's Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company's business through discussions with the Chief Executive Officer, President and Co-Chief Investment Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The corporate governance practices followed by the Company are summarized below.

Director Independence

The Board of Directors has adopted Corporate Governance Guidelines that set forth the practices of the Board with respect to its size, criteria for membership and selection to the Board, committees of the Board, meetings and access to management, director compensation, director orientation and continuing education, annual performance evaluation of the Board, director responsibilities, annual review of performance of the Chief Executive Officer and management succession and ethics and conduct. The Guidelines are available on the Company's web page at www.dynexcapital.com under “Investor Relations - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company, 4991 Lake Brook Drive, Suite 100, Glen Allen, Virginia 23060.

The Board of Directors in its business judgment has determined that Ms. Mosley and Messrs. Hughes, Igdaloff, Salcetti and Wheat are independent as defined by New York Stock Exchange listing standards. The Board of Directors also previously determined that Mr. Daniel Osborne, who served as a director until June 5, 2013, was independent as defined by New York Stock Exchange listing standards during his service on the Board. In reaching this conclusion, the Board considered whether the Company and its subsidiaries conduct business and have other relationships with organizations of which certain members of the Board or members of their immediate families are or were directors or officers. In addition, the Board considered all relevant facts and circumstances, including relationships that a director may have due to his status as an investor in an entity that may have a relationship with the Company. In determining the independence of each director, the Board considered that Mr. Hughes and Mr. Wheat are both investors in the Talkot Fund, L.P., of which Mr. Akin is the managing general partner and a limited partner. As part of its analysis, the Board considered the size of Mr. Hughes' and Mr. Wheat's investments in the Talkot Fund, L.P. and in each case concluded that the investment was not material to the director, either in terms of the percentage of the fund represented by the investment or the percentage of the director's net worth invested in the fund. Based partly on this determination and partly on the passive nature of their investments, the Board concluded that these relationships are not material to the evaluation and do not impair the ability of Mr. Hughes or Mr. Wheat to exercise independent judgment as directors. In addition, Mr. Hughes and Mr. Wheat have demonstrated their independence as Board members since their respective initial elections.

Consistent with the New York Stock Exchange listing standards, the Company's Corporate Governance Guidelines establish categorical standards under which, except with respect to members of the Audit Committee and the Compensation Committee, the following relationships between a non-employee director and the Company will not be considered to be material:

•
if during any twelve month period within the last three years, the director or any immediate family member of the director received $120,000 or less in direct compensation from the Company, excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
if during each of the current fiscal year and three most recent fiscal years, the director is, or was, an executive officer or an employee (or has, or had, an immediate family member who is, or was, an executive officer) of another company that made payments to, or received payments from, the Company for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues; or

•
if the director serves as an executive officer of a charitable organization to which the Company made charitable contributions that did not exceed the greater of $1 million, or 2% of such charitable organization's consolidated gross revenues in each of the last three fiscal years.

None of the Company's directors, their immediate family members, or organizations in which they are a partner, shareholder or officer, are engaged in any relationships with the Company, except Mr. Akin, who currently serves as Executive Chairman and served as Chief Executive Officer of the Company until January 1, 2014, and Mr. Boston, who serves as Chief Executive Officer, President and Co-Chief Investment Officer effective as of January 1, 2014.

Code of Ethics

The Board of Directors has approved a Code of Business Conduct and Ethics for directors, officers and employees of the Company and each of its subsidiaries, including the Company's Chief Executive Officer and Chief Financial Officer. The Code addresses such topics as compliance with applicable laws, conflicts of interest, use and protection of Company assets, confidentiality, dealings with the press and communications with the public, accounting and financial reporting matters, fair dealing, discrimination and harassment and health and safety. It is available on the Company's web page at www.dynexcapital.com under

“Investor Relations - Corporate Information - Corporate Governance”. A printed copy of the Code is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

We intend to provide any required disclosure of an amendment to or waiver from the Code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on the Company's web page at www.dynexcapital.com under “Investor Relations- Corporate Information - Corporate Governance” promptly following the amendment or waiver. We may elect to disclose any such amendment or waiver in a report on Form 8-K filed with the SEC either in addition to or in lieu of the web page disclosure.

Board and Committee Meeting Attendance

In 2013, there were eight meetings of the Board of Directors. Each director attended 100% of the aggregate number of meetings of the Board and of the committees on which he served.

Board Leadership Structure

Under the Company’s Corporate Governance Guidelines, the Board has the responsibility to determine the most appropriate leadership structure for the Company, including whether it is best for the Company at a given point in time for the roles of Chairman of the Board and Chief Executive Officer to be separate or combined.

From February 2008 until December 31, 2013, the positions of Chairman of the Board and Chief Executive Officer were combined and held by Mr. Akin. Effective as of January 1, 2014, Mr. Boston succeeded Mr. Akin as Chief Executive Officer, and Mr. Akin became Executive Chairman of the Board, a role in which, among other responsibilities, Mr. Akin will continue to serve as Chairman of the Board. As Executive Chairman of the Board, Mr. Akin remains an employee of the Company. His primary responsibilities include participating in strategic planning efforts at the Company and providing feedback and counsel to Mr. Boston on important issues including Company risk management efforts. He is also responsible for preparing the agenda for each meeting of the Board, taking into account suggestions from members of the Board and the Lead Independent Director in particular. Additionally, the Chairman of the Board will generally chair the executive sessions of the Board. However, if the Chairman of the Board is an officer of the Company, as is currently the case, then the Lead Independent Director will chair the executive sessions.

The Board believes that it is in the best interest of the Company’s shareholders for the position of Chairman of the Board to be held by Mr. Akin, as an executive officer of the Company, because of his extensive knowledge of the Company based on his experience as Chairman of the Board and Chief Executive Officer and his working relationship with Mr. Boston. This will allow him to guide the Board’s agenda in setting priorities for the Company and addressing the risks and challenges the Company faces, but with management insight into the execution of the Company’s strategy. The Board of Directors annually reviews the Company's corporate governance structure to ensure that it remains the most appropriate structure for the Company and its shareholders. As a result, although the Board has determined that the current structure works best for the Company at this time, the Board may implement another structure if deemed to be appropriate in the future.

Because the Company’s Chairman of the Board is an officer of the Company, pursuant to the Company's Corporate Governance Guidelines, the Company’s independent directors have designated Michael R. Hughes as Lead Independent Director to, among other things, assist the Chairman of the Board with Board-related matters, and to act, as necessary, as a liaison between the independent directors and the Chairman of the Board. The Lead Independent Director also presides at all executive sessions and other meetings of independent directors or non-employee directors and has the power to call meetings of non-employee directors or independent directors as needed. The role and responsibilities of the Lead Independent Director are more fully set forth in the Lead Independent Director Charter approved by the Board. The Lead Independent Director Charter is available on the Company's web page at www.dynexcapital.com under “Investor Relations - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

Board Oversight of Risk Management

Directors are expected to apply themselves to understanding the Company's business and its significant risks. The Board of Directors through the Investment Committee oversees the investment activities of the Company and the risks related to these activities. The Investment Committee regularly receives presentations from senior management regarding the Company's risk profile and its risk management strategies. As part of that process, the Investment Committee oversees the Company's compliance with the investment and investment risk policies of the Company, including notification to the Board if these risk limits are approached or exceeded. Management reviews these risk limits with the Investment Committee generally quarterly. In addition, the Audit Committee, comprised solely of independent directors, discusses with management, the independent auditor and the Company's internal auditor the Company's policies and practices with respect to risk assessment and risk management with an emphasis on risks related to financial reporting and controls. The Company believes that its leadership structure promotes effective Board oversight of risk management as the Audit and Investment Committees of the Board are comprised primarily of independent directors and actively monitor the Company's policies and practices with respect to risk assessment and risk management, and the directors are provided with the information necessary to evaluate the Company's significant risks and strategies for addressing them.

Executive Sessions

Executive sessions where non-employee directors meet on an informal basis are scheduled either before or after regularly scheduled Board meetings. At least once a year the Board schedules an executive session including only independent directors. Such sessions are chaired by the Lead Independent Director who is designated by the Company’s independent directors. Mr. Hughes is currently the Lead Independent Director and serves as chairman for executive sessions.

Communications with Directors

Any director, including the Lead Independent Director, may be contacted by writing to such director c/o the Secretary of the Company at the address set forth on the first page of this Proxy Statement. Communications to the non-management directors as a group may be sent to the Lead Independent Director c/o the Secretary of the Company at the same address. The Company promptly forwards, without screening, any correspondence to a specified director to such director.

Committees of the Board

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee. The Board also has established an Investment Committee, which is not considered a standing committee of the Board.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling the Board's oversight responsibility to the shareholders relating to the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company's independent auditor and the performance of the internal audit function. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Committee operates under a written charter last amended by the Board in March 2012. The Audit Committee Charter is available on the Company's web page at www.dynexcapital.com under “Investor Relations - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

The current members of the Audit Committee are Messrs. Igdaloff (Chairman), Hughes, Salcetti and Wheat. The members of the Audit Committee during 2013 were Messrs. Osborne (Chairman) (until March 12, 2013), Hughes, Igdaloff (Chairman) (beginning March 12, 2013), Salcetti (beginning December 16, 2013) and Wheat. Each of the current members of the Audit Committee is, and each member who served on the Audit Committee during 2013 was, as determined by the Board in its business judgment, independent for audit committee purposes as defined by regulations of the SEC and the New York Stock Exchange listing standards. The Board of Directors also has determined that all of the current Audit Committee members are, and all of the members who served on the Audit Committee during 2013 were, financially literate as such term is used in the New York Stock Exchange listing standards and that Messrs. Igdaloff and Salcetti each qualify as an audit committee financial expert as defined by regulations of the SEC.

The Audit Committee met six times in 2013. For additional information regarding the Committee, see “Audit Information - Audit Committee Report” on page 45 of this Proxy Statement.

Compensation Committee

The Compensation Committee performs the responsibilities of the Board of Directors relating to compensation of the Company's executives. The Committee's responsibilities include reviewing and approving corporate goals and objectives relevant to compensation of the Company's Chief Executive Officer, evaluating the Chief Executive Officer's performance annually in light of those goals and objectives and determining and approving the Chief Executive Officer's compensation level based on this evaluation; reviewing and approving the compensation for executive officers, including their corporate goals and objectives;

reviewing and discussing the Compensation Discussion and Analysis required by the rules of the SEC with senior management and based upon such review and discussion, recommending to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K or proxy statement, as applicable; producing a Compensation Committee Report as required by the rules of the SEC to be included in the Company's annual proxy statement; overseeing an annual review of the Company's policies and practices of compensating its employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives, and, based on the review, making any changes to such policies and practices that the Committee deems to be appropriate; reviewing and approving any employment-related agreement or other compensation arrangement, or transaction with senior management; making recommendations to the Board with respect to annual and long-term incentive compensation and equity-based plans; administering the Company's equity-based, deferral and other compensation plans approved by the Board from time to time; reviewing any significant changes in the Company's tax-qualified employee benefit plans; recommending to the Board for approval director compensation; and reviewing annually with the Chief Executive Officer management succession planning and management development activities and strategies. The Committee does not delegate the authorities granted it under its written charter.

Under its charter, the Compensation Committee has authority to retain and terminate outside compensation consultants, including authority to approve the consultant's fees and other retention terms. Historically, the Committee has not used the services of a compensation consultant and instead when making decisions on executive compensation matters has considered the compensation practices of similar public companies based on information compiled by management at the Committee’s request. However, in June 2013, the Committee engaged the services of a compensation consultant, FPL Associates L.P. (“FPL”), to assist the Committee in determining appropriate compensation levels for the executive officers and recommend an executive compensation program framework, evaluate non-employee director compensation and provide recommendations regarding employment, severance and change in control policies and agreements. In this role, FPL performed such duties as were requested by the Committee. Those duties consisted primarily of providing market data and advice to the Committee with respect to executive officer and non-employee director compensation, particularly analyses of the Company's executive compensation in comparison to identified peer companies. Representatives of FPL spoke with the Chairman of the Compensation Committee, as well as with management, in preparing materials for the Committee. FPL does not provide any consulting services to the Company other than with respect to executive and non-employee director compensation matters. The Compensation Committee has assessed the independence of FPL pursuant to SEC rules, including reviewing the relationships among FPL and the Company's directors and executives officers, and has concluded that the advice it receives from FPL is objective and not influenced by other relationships that would be viewed as conflicts of interest. See further discussion at “Executive Compensation - Compensation Discussion and Analysis” beginning on page 15 of this Proxy Statement.

The Committee operates under a written charter last amended by the Board in June 2013. The charter of the Compensation Committee is available on the Company's web page at www.dynexcapital.com under “Investor Relations - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

The current members of the Compensation Committee are Messrs. Hughes (Chairman), Igdaloff, Salcetti and Wheat. The members of the Compensation Committee during 2013 were Messrs. Hughes (Chairman), Igdaloff (beginning March 12, 2013), Osborne (until March 12, 2013) and Wheat. Each of the current members of the Compensation Committee is, and each member who served on the Compensation Committee during 2013 was, as determined by the Board in its business judgment, independent as defined by the New York Stock Exchange listing standards, including the new standards that become effective with respect to the Company as of the Annual Meeting.

The Committee met five times in 2013. For additional information regarding the Committee, see “Executive Compensation - Compensation Discussion and Analysis” beginning on page 15 of this Proxy Statement.

Analysis of Risk Associated with Compensation Policies and Practices

The Compensation Committee oversees an annual review of our compensation programs to determine whether such programs encourage excessive risk taking by our employees. Our most recent review was conducted in March 2014. Management and the Compensation Committee participated in the review, which included identification of the relevant compensation policies and practices, review of potential related risks, and analysis of risk-mitigating factors, including the Company's system of internal controls and oversight. The Compensation Committee determined that the potential risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the Company. This determination has taken into account the structure of our compensation programs, the amount of cash compensation available to employees in the form of base salary, the involvement of the Compensation Committee in setting compensation for executive officers and in particular for those individuals who can commit the Company's capital or who manage the Company's risk, and the oversight of the Board of Directors in monitoring certain risk tolerances and internal controls.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee oversees the annual evaluation process of the directors, develops qualifications for director candidates, recommends to the Board of Directors persons to be nominated to serve as directors of the Company and monitors developments in, and makes recommendations to the Board concerning, corporate governance practices. The Committee also acts as the Company's nominating committee. The Committee operates under a written charter last amended by the Board in March 2014. The charter of the Nominating & Corporate Governance Committee is available on the Company's web page at www.dynexcapital.com under “Investor Relations - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

The current members of the Nominating & Corporate Governance Committee are Messrs. Wheat (Chairman), Hughes and Igdaloff and Ms. Mosley (who joined the Committee in March 2014). Each of the current members of the Nominating & Corporate Governance Committee is, and each member who served on the Nominating & Corporate Governance Committee during 2013 was, as determined by the Board in its business judgment, independent as defined by the New York Stock Exchange listing standards. The Committee met six times in 2013.

The Nominating & Corporate Governance Committee considers candidates for the Board based upon several criteria, including but not limited to their broad-based business and professional skills and experience, concern for the long-term interest of the Company's shareholders, personal integrity and judgment, and knowledge and experience in the Company's industry. The Committee further considers each candidate's independence, as defined by the New York Stock Exchange listing standards. All candidates must have time available to devote to Board duties and responsibilities.

The Nominating & Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee will consider various potential candidates for director. Candidates may come to the attention of the Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year.

Shareholders entitled to vote for the election of directors may submit candidate recommendations for consideration by the Nominating & Corporate Governance Committee if the Company receives timely written notice, in proper form, for each such recommended director candidate. If the notice is not timely and in proper form, the Committee reserves the right to not consider the candidate. Whether the Committee considers the nomination of such candidate depends on the facts and circumstances of the nomination at that time. To be timely, any shareholder desiring to recommend a candidate to be considered by the Nominating & Corporate Governance Committee for nomination at the 2015 Annual Meeting of Shareholders must submit such recommendation in writing to the Secretary of the Company no later than January 2, 2015.

In considering whether to recommend any candidate for inclusion in the Board's slate of recommended director nominees, including candidates recommended by shareholders, the Nominating & Corporate Governance Committee will apply the criteria set forth in the Company's Corporate Governance Guidelines. These criteria include the candidate's integrity, business acumen, age, experience, accounting and financial expertise, commitment, diligence, reputation, civic and community relationships, conflicts of interest and the ability to act in the interests of all shareholders. The Committee values diversity in its broadest sense and seeks nominees with a complementary range of opinions, industry knowledge, experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. The Committee recommends to the Board nominees as appropriate based on these principles.

The Board has concluded that each director nominee possesses the personal traits described above. In considering the director nominees' individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board's committees. In addition, each director nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each director nominee possesses are discussed under “Proposal One - Election of Directors”, beginning on page 4.

Under the Company's Corporate Governance Guidelines, directors may not stand for reelection after reaching age 70, except that individuals who were serving as directors on March 11, 2010 may not stand for reelection past age 75.

A shareholder entitled to vote for the election of directors may directly nominate a candidate for election at the 2015 Annual Meeting of Shareholders if written notice of the shareholder's intent to nominate such person for election as director has been given, either by personal delivery or by certified mail, postage prepaid, to the Secretary of the Company and received by either (i) no later than January 10, 2015 and no earlier than October 12, 2014; or (ii) if the 2015 Annual Meeting is held more than 30 days before or after May 20, 2015, then no less than 90 days prior to the 2015 Annual Meeting. The notice must set forth (i) as to the shareholder giving the notice, (1) the name and address, as they appear on the Company's stock transfer books, of such shareholder, (2) a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (3) the number of shares of stock of the Company beneficially owned by such shareholder, and (4) a description of all arrangements or understandings between such shareholder and the nominee and any other person or persons pursuant to which the nomination is to be made by the shareholder; and (ii) as to the person whom the shareholder proposes to nominate for election as a director, (1) the name, age, business address and, if known, residence address of such person, (2) the principal occupation or employment of such person, (3) the number of shares of Company stock beneficially owned by such person, (4) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), including a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as a director, and (5) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. All of the then-serving directors, with the exception of Daniel K. Osborne who did not stand for re-election at the 2013 Annual Meeting of Shareholders, attended the 2013 Annual Meeting of Shareholders.

Directors' Compensation

Director compensation is reviewed and approved by the Board of Directors based on recommendations of the Compensation Committee of the Board. The Compensation Committee reviews director compensation annually in an effort to determine if the Company pays competitive compensation to attract and retain highly-qualified individuals.

For 2013, each non-employee director received an annual fee of $36,000 (prorated for the number of months served in the case of a director who leaves or joins the Board during the year), plus $1,000 for each meeting of the Board of Directors and Audit Committee attended and $750 for each meeting of any other committee attended. The Chairman of the Audit Committee received an additional annual fee of $7,000, and each of the chairmen of the remaining committees received an additional annual fee of $3,500.

Directors are reimbursed expenses related to their attendance at Board of Director or committee meetings.

For 2013, non-employee directors received a grant of 5,000 shares of restricted Common Stock which shares will vest at the end of one year. The Company's practice is to grant such shares as of the first Friday following each year's annual meeting of shareholders.

Changes for 2014. In consideration of an increase in number of Board and committee meetings in recent years and a general trend among public companies moving away from paying per meeting fees, the Compensation Committee is currently evaluating whether to change its non-employee director compensation to a more simplified structure with an increased annual retainer in lieu of paying a per meeting fee. The Compensation Committee is reviewing the director compensation practices of other public mortgage REITs and is also consulting with its compensation consultant, FPL, to evaluate the Company’s non-employee director compensation and consider any changes going forward.

The following table shows the compensation earned by each of the directors for service during 2013:

DIRECTOR COMPENSATION FOR 2013

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards (3) ($)	All Other Compensation (4) ($)	Total ($)
Michael R. Hughes	$62,750	$52,100	--	$5,700	$120,550
Barry A. Igdaloff	64,901	52,100	--	5,700	122,701
Valerie A. Mosley (5)	1,566	--	--	--	1,566
Daniel K. Osborne (6)	21,133	--	--	2,900	24,033
Robert A. Salcetti (7)	2,953	--	--	--	2,953
James C. Wheat, III	61,500	52,100	--	5,700	119,300
___________
* Columns for “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.

(1)
Thomas B. Akin, the Company's Chairman of the Board and Chief Executive Officer during 2013, and Byron L. Boston, the current Chief Executive Officer, President and Co-Chief Investment Officer who served as the President and Chief Investment Officer of the Company during 2013, are not included in this table as they are or were employees of the Company during 2013. Mr. Akin's and Mr. Boston's compensation for service as executive officers is included in the Summary Compensation Table on page 27.

(2)
The amounts in this column reflect the aggregate grant date fair value of grants of restricted stock to each listed director on June 7, 2013, under the Company’s 2009 Stock and Incentive Plan, calculated in accordance with ASC Topic 718. The grant date fair value of the restricted stock is based on the closing price of the Company’s Common Stock on the grant date. As of December 31, 2013, each of Messrs. Hughes, Igdaloff and Wheat had outstanding 5,000 shares of restricted stock.

(3)	There were no stock options granted in 2013. As of December 31, 2013, none of the directors had any outstanding stock options.

(4)	The amounts in this column reflect the amount of dividends paid in 2013 on unvested restricted stock held by the directors.

(5)	Ms. Mosley was elected to the Board effective December 16, 2013.

(6)	Mr. Osborne ceased serving as a member of the Board effective June 5, 2013.

(7)	Mr. Salcetti was elected to the Board effective December 12, 2013.

OWNERSHIP OF STOCK

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of shares of Common Stock and Preferred Stock as of March 3, 2014, by: (a) each director of the Company, (b) each named executive officer of the Company, (c) all directors and executive officers of the Company as a group. Unless otherwise indicated, each person has sole investment and sole voting power with respect to the securities shown. The business address of each director and named executive officer is the Company's principal address.

	Common Stock		Series A Preferred Stock (1)		Series B Preferred Stock (2)
Name	Shares	Percentage (3)	Shares	Percentage (4)	Shares	Percentage (5)
Thomas B. Akin (6)	2,625,962	4.8%	—	—	—	—
Stephen J. Benedetti (7)	213,538	*	—	—	—	—
Byron L. Boston (8)	412,826	*	—	—	—	—
Michael R. Hughes (9)	141,682	*	—	—	—	—
Barry A. Igdaloff (10)	898,626	1.6%	7,200	*	—	—
Valerie A. Mosley	—	—	—	—	—	—
Robert A. Salcetti	—	—	—	—	—	—
James C. Wheat, III (11)	80,000	*	—	—	—	—
All directors and executive officers as a group (9 persons)(12)	4,410,134	8.1%	7,200	*	—	—
_______________

*	Percentage of ownership is less than one percent of the outstanding shares.

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days (“presently exercisable”).

(1)
The shares of Series A Preferred Stock are nonvoting except in very limited circumstances affecting the rights of the holders of such shares and are not convertible into Common Stock except in connection with certain change in control events.

(2)
The shares of Series B Preferred Stock are nonvoting except in very limited circumstances affecting the rights of the holders of such shares and are not convertible into Common Stock except in connection with certain change in control events.

(3)	Each percentage is based on 54,724,419 shares of Common Stock issued and outstanding.

(4)	Each percentage is based upon 2,300,000 shares of Series A Preferred Stock issued and outstanding.

(5)	Each percentage is based upon 2,250,000 shares of Series B Preferred Stock issued and outstanding.

(6)
Amount includes 1,305,083 shares of Common Stock owned by Talkot Fund, L.P., of which Mr. Akin is the managing general partner, 75,748 shares of Common Stock held jointly with Mr. Akin's spouse over which Mr. Akin shares voting and investment power, and 32,500 shares held in a trust account of which Mr. Akin's spouse is the trustee and over which Mr. Akin shares voting and investment power. Amount includes 240,426 restricted shares of Common Stock over which Mr. Akin does not have investment power until such shares vest.

(7)	Amount includes 96,427 restricted shares of Common Stock over which Mr. Benedetti does not have investment power until such shares vest.

(8)	Amount includes 296,951 restricted shares of Common Stock over which Mr. Boston does not have investment power until such shares vest.

(9)
Amount includes 6,200 shares of Common Stock held in Mr. Hughes' spouse's IRA account and 32,700 shares of Common Stock held in Mr. Hughes' mother-in-law's account, over which accounts Mr. Hughes shares voting and investment power. Amount also includes 5,000 restricted shares of Common Stock over which Mr. Hughes does not have investment power until such shares vest on June 6, 2014.

(10)
Amount includes 583,409 shares of Common Stock and 7,200 shares of Series A Preferred Stock owned by clients of Rose Capital, of which Mr. Igdaloff is the sole proprietor. Mr. Igdaloff shares the power to vote and dispose of such shares. Amount also includes 5,000 restricted shares of Common Stock over which Mr. Igdaloff does not have investment power. until such shares vest on June 6, 2014 and 3,062 shares held by Mr. Igdaloff’s spouse, over which Mr. Igdaloff shares voting and investment power.

(11)
Amount includes 5,000 shares of Common Stock held in a trust account and 10,000 shares of Common Stock held in an IRA account, over which accounts Mr. Wheat shares voting and investment power. Amount also includes 5,000 restricted shares of Common Stock over which Mr. Wheat does not have investment power until such shares vest on June 6, 2014.

(12)	Includes 37,500 restricted shares of Common Stock over with Smriti L. Popenoe, Executive Vice President and Co-Chief Investment Officer, does not have investment power until such shares vest.

Common Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of shares of Common Stock by persons or entities known by the Company to be beneficial owners of more than 5% of our voting securities as of March 3, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	2,805,515 shares	5.13%
Thornburg Investment Management, Inc. (2) 2300 North Ridgetop Road Sante Fe, NM 87506	5,062,000 shares	9.25%

(1)
Based solely on information as of December 31, 2013 contained in Schedule 13G filed with the SEC on January 28, 2014 by BlackRock, Inc., including notice that it has sole voting power as to 2,717,471 shares of Common Stock and sole investment power as to 2,805,515 shares of Common Stock; the percentage is based on 54,724,419 shares of Common Stock issued and outstanding on March 3, 2014.

(2)
Based solely on information as of December 31, 2013 contained in Amendment No. 2 to Schedule 13G filed with the SEC on January 21, 2014 by Thornburg Investment Management, Inc., including notice that it has sole investment and sole voting power as to 5,062,000 shares of Common Stock; the percentage is based on 54,724,419 shares of Common Stock issued and outstanding on March 3, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and controller, and any persons who own more than 10% of the outstanding shares of Common Stock to file with the SEC reports of ownership and changes in ownership of Common Stock. Our directors, executive officers and controller are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. Generally, we will prepare all Section 16(a) filings with the SEC for our directors, executive officers and controller. Based solely on a review of the copies of such reports filed with the SEC and written representations from our directors, executive officers and controller that no other reports were required, we believe that our directors, executive officers and controller complied with all such reporting requirements during 2013, except for Messrs. Akin, Benedetti, Boston and Childress who each reported one transaction three days late on a Form 4.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Management Changes

Pursuant to the Company’s plan for an orderly executive management transition, effective January 1, 2014, Mr. Akin transitioned from Chairman of the Board and Chief Executive Officer of the Company to Executive Chairman of the Board. Additionally, effective January 1, 2014, Mr. Boston transitioned from President and Chief Investment Officer to Chief Executive Officer, President and Co-Chief Investment Officer. As the discussion below and the compensation tables for the named executive officers are focused on compensation for 2013, unless otherwise noted, references to Mr. Akin below are to his role as Chief Executive Officer of the Company, in which role he served during 2013, and references to Mr. Boston below are to his role as President and Chief Investment Officer of the Company, in which role he served during 2013.
Executive Summary

The Compensation Committee oversees the administration of our compensation programs and makes decisions relating to the compensation of our executive officers. Our three executive officers who served during 2013 are referred to as our "named executive officers". The Compensation Committee intends that the compensation paid to the executive officers be consistent with our overall compensation philosophy.

Our compensation philosophy is designed to attract and retain highly skilled and motivated employees who will manage the Company in a manner to promote our growth and profitability, preserve our capital and advance the interests of our shareholders. We incorporate a pay-for-performance philosophy into the design of our compensation programs by linking compensation to our operating performance in some manner and to the attainment of corporate and individual objectives. The primary elements of our compensation programs are base salary, annual bonuses, long-term equity-based awards and to a lesser extent, other benefits or agreements.

With respect to annual bonuses, we have a Performance Bonus Program that compensates our executive officers based on individual as well as corporate performance. The criteria for the Performance Bonus Program include (i) the Company's profitability as measured by return on average common equity, (ii) the achievement of corporate and individual goals, and (iii) the growth in the capital base of the Company in a manner which best suits the interests of its shareholders. For 2013, approximately 36.5% of our executive officers' total compensation was linked to the performance of the Company through the Performance Bonus Program.

Company Performance Highlights

	2013	2012	% Change
Net income to common shareholders	$60.2 million	$72.0 million	(16)%
Core net operating income to common shareholders (non-GAAP)	$63.8 million	$63.1 million	1%
Dividends declared per common share	$1.12	$1.15	(3)%
Shareholders’ equity at year end	$585.9 million	$616.7 million	(5)%
Book value per common share	$8.69	$10.30	(16)%

Net income to common shareholders decreased compared to 2012 primarily due to an increase in loss on derivative instruments and a decline in gain on sale of investments.  Core net operating income to shareholders increased slightly from 2012, primarily due to adjustments for amortization of de-designated cash flow hedges and net gains on sales of investments. Our shareholders’ equity declined from December 31, 2012 primarily due to higher accumulated other comprehensive losses due to declines in fair values of our MBS.  Book value per common share declined correspondingly. For a reconciliation between GAAP (net income to common shareholders) and non-GAAP (core net operating income to common shareholders) financial measures, see pages 31-35 of the Company’s Annual Report on Form 10-K filed with the SEC on March 4, 2014. In considering management’s performance pursuant to the Performance Bonus Program, the Compensation Committee considered primarily core net operating income to common shareholders rather than its GAAP counterpart as discussed further below.

In recognition of the executives’ performance and the performance of the Company in 2013, which was below 2012 performance on a GAAP basis but was relatively consistent with 2012 performance when considering core net operating income to shareholders, in January 2014, the Compensation Committee approved payments under the Performance Bonus Program to our executive officers of $1.55 million, consisting of $142,500 in cash bonuses and $1.4 million in restricted stock that vests in equal annual installments over the next three years. In addition, in January 2014 the Compensation Committee approved the award to our executive officers of restricted common shares with a grant date fair value of $1.4 million under our long-term incentive program, vesting in equal annual installments over a four-year period. This reflects a 19% decrease in incentive compensation for our executive officers compared to 2012. Including (i) annual base salaries for 2013, (ii) annual bonus compensation pursuant to the Performance Bonus Program (paid in 2014), and (iii) long-term incentive awards (granted in 2014), total compensation for Mr. Akin decreased 5.5% from 2012, total compensation for Mr. Boston decreased 5.7% from 2012, and total compensation for Mr. Benedetti decreased 12.0% from 2012, as described in more detail in the table on page 19.

This Compensation Discussion and Analysis describes the material elements of the compensation programs offered to our named executive officers. The Compensation Committee of the Board is responsible for the administration of our compensation plans, policies and programs and for all decisions relating to the compensation of our named executive officers which for 2013 included the Chief Executive Officer, President/Chief Investment Officer and Chief Financial Officer/Chief Operating Officer.

The Compensation Committee is responsible for the development, oversight and implementation of our compensation program for our executive officers. The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board of Directors.

Information on the Compensation Committee's processes and procedures for the consideration and determination of executive and director compensation is included under the captions “Corporate Governance and the Board of Directors - Committees of the Board - Compensation Committee” and “- Directors' Compensation.”

Compensation Objectives and Philosophy

The primary objective of our executive compensation program is to:

•	attract and retain highly skilled and motivated officers who will manage the Company in a manner to promote our growth and profitability,

•	subscribe to our mission statement and values,

•	prudently manage and preserve our capital, and

•	advance the interests of our shareholders.
Our compensation program is designed to provide levels of compensation that are competitive and also reflective of both the individual's and the Company's performance in achieving our goals and objectives. The Compensation Committee seeks to provide a mix of compensation that will align the short- and long-term interests of our executive officers with that of our shareholders. The Compensation Committee understands that the specialized nature and complexities of the Company's investment, financing and risk management activities and REIT structure require individuals with unique skills and experience. The Compensation Committee strives to establish competitive compensation packages which strike a balance between recognition of recent performance and aligning the interests of management on a longer-term basis with that of the Company's shareholders. Further, it is the intent of the Compensation Committee, and executive management, that this compensation philosophy be applied throughout the organization and that the types of compensation and benefits described herein provided to the executive officers generally be provided in similar fashion to all other employees.

The Company maintains a pay-for-performance compensation philosophy and expects all executives to satisfy performance objectives established by the Compensation Committee. Through this philosophy, the Compensation Committee intends to hold executive officers accountable for the Company's performance and for business decisions made during each fiscal year. To implement this philosophy, the Compensation Committee ties a substantial portion of each executive officer's compensation to the Company's performance. The Company's compensation program is designed to appropriately balance the annual and long-term performance objectives of the Company and to promote the interests of our shareholders by aligning a substantial portion of executive compensation to the Company's short and long-term financial, strategic and operational performance, as well as dividends paid, stock price and changes in book value per common share. The Company compensates its executive officers based largely on the achievement of the Company's financial, operational and strategic objectives. As discussed in more detail below, compensation across the Company for 2013 was lower than for 2012, reflecting the Compensation Committee and Board’s view that, although core net operating income to shareholders increased slightly, ultimately a negative total common shareholder return for 2013 and the decline in book value for 2013 warranted a reduction in compensation when compared to 2012.

2013 Say on Pay Vote

In connection with the 2013 annual meeting of shareholders, the Company asked its shareholders to vote on the reasonableness of executive compensation. Although the advisory shareholder vote on executive compensation was non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year when making compensation decisions for our Chief Executive Officer and other executive officers. At our 2013 annual meeting of shareholders held on June 5, 2013, approximately 93.5% of the shareholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, while approximately 6.5% voted against. As a result, the Compensation Committee did not make any significant changes to our executive compensation practices in 2013 compared to 2012. However, as previously noted, the Compensation Committee retained FPL to better understand market practices and evaluate alternatives for designing our pay systems.

Executive Compensation Principles

Our executive compensation program for 2013 consisted of base salaries, the potential for annual incentive payments in the form of bonuses, and the potential for long-term equity incentives in the form of restricted stock grants. These components of executive compensation are used together in an attempt to strike an appropriate balance between cash and stock-based compensation and between short-term and long-term incentives. We expect a meaningful portion of an executive officer's total compensation to be at risk, tied both to our annual and long-term performance as well as to the creation and protection of shareholder value. We believe that short-term annual incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including the achievement of identified goals as they pertain to the areas of our financial performance, and for operations for which the executive officer is personally responsible and accountable. In contrast, we believe that the value of long-term incentive compensation should be tied directly to long-term corporate performance and an increase in shareholder value. Under our compensation approach, performance that exceeds identified goals results in increased total compensation, and performance that falls below identified goals results in decreased total compensation.

In 2013, bonus incentive compensation was provided to our executive officers pursuant to our Performance Bonus Program. The Performance Bonus Program provides for a payment of bonuses up to 200% of base salaries (or 210% if an executive officer elects to receive his entire bonus in Common Stock) based on the achievement of certain quantitative and qualitative objectives set forth in the Performance Bonus Program or as determined by the Compensation Committee of the Board of Directors. See further discussion beginning on page 20 under “Annual Bonuses.”

How Executive Pay Levels are Determined

The Compensation Committee annually reviews our executive compensation program and its elements. All decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full Board of Directors. As noted above, historically, the Compensation Committee has not used a compensation consultant and instead when making decisions on executive compensation matters, has considered the compensation practices of similar public companies based on information compiled by management at the Compensation Committee’s request.

In June 2013 the Compensation Committee engaged the services of FPL to assist the Compensation Committee in determining appropriate compensation levels for the executive officers, recommend an executive compensation program framework and provide recommendations regarding employment, severance and change in control policies and agreements. FPL’s initial findings with respect to executive compensation matters were delivered to the Compensation Committee in October 2013 and are being considered by the Compensation Committee in connection with its 2014 executive compensation decisions.

All executive officer compensation for 2013 was established by the Compensation Committee, except that the independent directors approve Mr. Akin's compensation based on the Compensation Committee's recommendation. Messrs. Akin and Boston made recommendations to the Compensation Committee for the base salaries and annual and long-term incentive payments for the executive officers. Mr. Benedetti also provided the Compensation Committee with his perspective on total compensation requirements, as well as his view on the Company's success during the calendar year in achieving corporate goals and objectives and success with respect to personal goals and objectives. Messrs. Akin and Boston assisted the Compensation Committee in assessing the achievement of the corporate and individual goals for 2013.

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation (for our executive officers as well as our entire employee base), as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	Historical cash and equity compensation levels,

•	The financial performance of the Company, as determined quantitatively by the ROAE component of the Performance Bonus Program,

•	The operating performance of the Company, as determined qualitatively by the Compensation Committee as a component of the Performance Bonus Program,

•	The capital raising performance of the Company, as determined qualitatively by the Compensation Committee as a component of the Performance Bonus Program,

•
The performance of the executive officer, as determined by Messrs. Akin and Boston and reviewed by the Compensation Committee in the case of Mr. Benedetti, and as determined by the Compensation Committee in the case of Messrs. Akin and Boston,

•	Total general and administrative expense as a percentage of year-end and average shareholders' equity,

•	Total common shareholder returns measured on a total return basis including dividends and utilizing both changes in market price of our common stock and changes in book value per common share, and

•	Comparative industry and market data.

With respect to comparative industry data, the Compensation Committee also reviews executive salaries, compensation structures and the financial performance of comparable companies in a designated peer group established by the Compensation Committee, historically with assistance from management. The peer group used for comparison purposes may change from year to year, but focuses principally on public mortgage REITs that have a similar business to ours or are similar to our Company in complexity, and companies with similar market capitalizations and other characteristics. Many mortgage REITs are externally managed and executive officer compensation for them is not readily available. For 2013, the Compensation Committee considered the peer company information prepared by FPL.

In connection with establishing executive officer compensation for 2013, FPL prepared a comparison of the Company’s executive compensation relative to other mortgage REITs including Arbor Realty Trust, Capstead Mortgage Corporation, CYS Investments, Inc., MFA Financial, Inc., New York Mortgage Trust, Inc., Northstar Realty Finance Corp, RAIT Financial Trust and Redwood Trust, Inc.

In general, our executive officers' compensation packages are structured in a manner similar to the peer companies listed above. However, our executive officer compensation may differ in the amount of total compensation or in the amounts allocated to base salaries, annual incentive bonuses or long-term incentive stock awards versus the peer group listed above. Overall, the Compensation Committee viewed the level of executive officer compensation as appropriate given our size and performance versus the activities and size of other companies reviewed for 2013.

The table below shows each named executive officer’s total direct compensation for services rendered in 2013 and 2012. In contrast to the Summary Compensation Table on page 27, which discloses the grant date fair value of equity awards granted in a given year, the table below discloses the grant date fair value of equity awards granted for performance during a given year. We believe the table below better depicts compensation for the year of performance and reflects the way the Compensation Committee considers executive compensation on a year to year basis. The table below supplements, but does not replace, the Summary Compensation Table.

			Performance Bonus Program			Total Annual Salary & Incentive Compensation	% Change from 2012 to 2013
Name	Year	Salary	Cash Awards	Stock Awards (1)	Stock Awards (2)
Thomas B. Akin	2013	$600,000	--	$629,994	$459,998	$1,689,992	(5.5)%
	2012	575,000	$475,000	475,004	263,750	1,788,754
Byron L. Boston	2013	600,000	--	629,994	692,995	1,922,989	(5.7)%
	2012	574,998	574,998	575,001	313,757	2,038,754
Stephen J. Benedetti	2013	375,000	142,500	149,618	267,997	935,115	(12.0)%
	2012	368,748	375,000	318,606	--	1,062,354

(1)	For 2013, these awards were granted on January 28, 2014 but relate to 2013 performance. For 2012, these awards were granted March 29, 2013 but related to 2012 performance.

(2)	For 2013, these awards were granted on January 21, 2014 but relate to 2013 performance. For 2012, these awards were granted April 2, 2013 but related to 2012 performance.

Limitations on Deductibility of Compensation

In making compensation decisions, the Compensation Committee considers Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which limits the federal income tax deductibility of certain compensation in excess of $1 million paid to certain executive officers.  As discussed further in Proposal Three below, certain compensation, including certain forms of “performance-based compensation,” may qualify for an exemption from the deduction limit if it satisfies various technical requirements under Section 162(m).  The Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of the Company’s overall compensation philosophy.  The Compensation Committee currently believes, however, that it is generally in the Company’s and its shareholders’ best interest for the Compensation Committee to retain discretion and flexibility to develop appropriate compensation programs and establish appropriate compensation levels. As a result, the Compensation Committee awards compensation that is not fully deductible under Section 162(m) when it believes it is in the best interest of the Company and its shareholders to do so, as it has done in recent years with respect to the named executive officers’ compensation.

For 2013, approximately $0.8 million, $1.0 million and $0.1 million of the compensation for Messrs. Akin, Boston and Benedetti, respectively, was not deductible under Section 162(m).  In approving such compensation, the Compensation Committee considered the requirements of Section 162(m) for the performance-based compensation exemption and determined that the need for discretion and flexibility in the Company’s compensation program, particularly with respect to bonus awards under the Performance Bonus Program, outweighed the related loss of tax deductibility.

Components of Executive Compensation

The elements of our compensation program for 2013 included base salary, annual bonus compensation and consideration of long-term incentives through stock-based awards under our 2009 Stock and Incentive Plan, all of which are consistent with our compensation program in prior years. We provide certain retirement benefits through our 401(k) Savings Plan. We also provide health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and life insurance, as well as certain perquisites. We previously also provided a retirement benefit under our non-qualified 401(k) Overflow Plan, but this plan had not been active for several years and was terminated during 2012.

Each of the three principal components of executive compensation is designed to reward and provide incentives to the executive officers consistent with our overall policies and principles on executive compensation. These components and the rationale and methodology for each are described below. Specific information on the amounts and types of compensation earned by each of the named executive officers during 2013 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion. In addition, however, in determining the compensation of our executive offers, the Compensation Committee will review executive management's overall compensation relative to compensation paid at our peers and the industry in general.

Base Salary. Our base salary philosophy is to provide reasonable current income to our executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance. The Compensation Committee establishes the annual salary for executive officers. In establishing salaries, the Compensation Committee balances the need to offer salaries that are competitive with peer companies with the need to maintain careful control of salary and benefits expense, particularly relative to our size and equity capital base.

The table below presents the annualized base salary for each of our named executive officers for 2014, 2013 and 2012. In recent years, base salary increases were typically made effective April 1st. However, no increases were granted in 2013 to Messrs. Akin, Boston and Benedetti in anticipation of implementing a new executive compensation program framework with the assistance of a compensation consultant. In connection with the management changes that took effect January 1, 2014, the base salaries of Messrs. Akin and Boston changed effective January 1, 2014. The Compensation Committee is waiting to make any decision regarding Mr. Benedetti’s salary for 2014 until it completes its work with FPL regarding an executive compensation program framework.

Annualized Base Salary

	2014 (1)	2013	2012
Thomas B. Akin	$500,000	$600,000	$600,000
Byron L. Boston	675,000	600,000	600,000
Stephen J. Benedetti	375,000	375,000	375,000

(1)	For Messrs. Akin and Boston, the 2014 base salary was effective January 1, 2014 in connection with their new roles which became effective January 1, 2014.

Annual Bonuses. Messrs. Akin, Boston and Benedetti were participants in the Performance Bonus Program in 2013. The Performance Bonus Program provides for bonus payments of up to 200% of the participant's base salary (or 210% if the participant elects to receive the entire bonus in Common Stock) based on three components:

•	25% is based on return earned on average common equity adjusted as determined by the Compensation Committee (which for 2013 the Compensation Committee determined would be core net operating income);

•	25% is based on qualitative performance objectives determined by the Compensation Committee and adjusted for the individual performance of the executive; and

•	50% is based on capital raising activities for the Company during the year as determined by the Compensation Committee.
The Compensation Committee believes the structure of the Performance Bonus Program aligns management compensation with shareholder returns and protecting/increasing shareholder value.

The Compensation Committee evaluated various measures and factors of performance in developing the structure of the Performance Bonus Program. The Compensation Committee selected return on average common equity (“ROAE”) as a performance measure as a strong indicator of our overall performance for any particular year. In addition, the Performance Bonus

Program structure provides the Compensation Committee with considerable discretion to establish incentive compensation levels in a manner consistent with its overall compensation philosophy and objectives. Under the Performance Bonus Program, the bonus paid is increased by 5% for the portion of the bonus that the executive elects to receive in Common Stock of the Company instead of cash.

The first component of the Performance Bonus Program is based on the Company's ROAE which is determined for purposes of the Performance Bonus Program as the Company's net income for the calendar year determined in accordance with generally accepted accounting principles, adjusted for any non-recurring and/or unusual items as determined by the Compensation Committee in its sole discretion, plus the amount of the Performance Bonus Program expense, divided by average common shareholder equity excluding unrealized gains and losses, and adjusted for any equity capital that is raised until such time the capital is deployed. As noted above, however, the Compensation Committee used core net operating income to compute ROAE under the Performance Bonus Program for 2013. Based on the ROAE as computed, each of the executive officers could earn a bonus equal to the product of 50% of the salary paid during the year and one of the following percentages:

•	25% if the ROAE for the year is 6% or greater but less than 8%;
•	50% if the ROAE for the year is 8% or greater but less than 10%;
•	75% if the ROAE for the year is 10% or greater but less than 12%; or
•	100% if the ROAE for the year is 12% or greater.

The second component of the Performance Bonus Program is based on qualitative factors determined in the sole discretion of the Compensation Committee related to corporate goals and individual performance. During 2013, the Compensation Committee established goals as follows:

•	update the Company’s 2010 Strategic Plan to consider industry and related developments, and then execute on a capital plan and dividend plan pursuant to the Strategic Plan;
•	develop and execute a human capital plan to strategically increase our capabilities and also address succession plan issues;
•	complete the implementation of a new compensation program;
•	maintain existing, and continue to build new, key strategic relationships with respect to investment sourcing, trading, research and banking; and
•	continue to refine the operating processes of the Company and prepare for further growth and potential regulatory changes.

The Compensation Committee reviewed the individual performance of Messrs. Akin, Boston and Benedetti with respect to meeting these goals for 2013 and, in addition, the performance of their responsibilities as Chief Executive Officer, President/Chief Investment Officer, and Chief Financial Officer/Chief Operating Officer, respectively. The Compensation Committee did not assign specific weightings to any of the factors noted above, intending them to be somewhat flexible given the dynamic nature of our industry and our investment strategy and the differing responsibilities of our executive officers.

The third component of the Performance Bonus Program was the Company's performance with respect to capital raising initiatives. In designing the Performance Bonus Program, the Compensation Committee desired to provide incentives to management to issue equity capital in a beneficial manner to the Company and its shareholders. Under this portion of the Performance Bonus Program, the Compensation Committee annually reviews the capital raising activities of the Company for the calendar year and determines the success of such efforts relative to factors including, but not limited to, the amount of capital raised, the use of the capital raised, the mix of common versus preferred capital, the issue price relative to book value and market price at the time of issuance, and the cost of capital raising activities.

With respect to the amounts earned under the Performance Bonus Program in 2013, ROAE for 2013 on a GAAP-basis was 11.5%. However, the Compensation Committee felt it was appropriate to determine the bonus awards using return on average common equity based on core net operating income to shareholders because it more closely tracks how the Company views its performance, particularly in comparison to the Company’s periods prior to discontinuing cash flow hedge accounting and in comparison to competitors that continue to use hedge accounting. Return on average common equity based on core net operating income to shareholders was 12.2%, resulting in Messrs. Akin, Boston and Benedetti earning 100% of that portion of the performance bonus. The return on average common equity of 12.2% was determined by dividing core net operating income to common shareholders for the fiscal year ended December 31, 2013 by the average common equity of the Company during the period.

With respect to the second and third factors of the Performance Bonus Program, the Compensation Committee reviewed the achievement of the qualitative objectives for the Company and also the individual performance of the executives. In general, the Compensation Committee viewed the qualitative objectives as having been met, and the Compensation Committee acknowledged that the Company had maximized its capital raising opportunities by issuing 2.25 million shares of Series B Preferred Stock at a 7.625% coupon. However, the Compensation Committee noted that the Company had failed to advance sufficiently a new compensation program. More importantly, the Compensation Committee noted that book value per common share had declined $1.61 in 2013, the Company’s common stock price declined by 15.3% during 2013, and the total return to common shareholders was a negative 4.5%. The Compensation Committee concluded that given the decline in book value per share and the negative total return to common shareholders, management’s bonus awards under the Performance Bonus Program should be reduced. The Compensation Committee also felt it was appropriate for total 2013 employee compensation to be reduced by approximately 10% compared to total 2012 employee compensation. As part of this reduction, based on management’s recommendation, the Compensation Committee reduced the originally proposed bonus awards under the Performance Bonus Program for Messrs. Akin, Boston and Benedetti by approximately $40,000, $70,000 and $40,000, respectively.

In January 2014, based on the factors discussed above, the Compensation Committee approved bonus awards for Messrs. Akin, Boston and Benedetti as follows:

	Amount of 2013 Bonus Award	% of Maximum Potential Bonus Award	Portion Required to be Paid in Restricted Shares	Total Bonus Paid After Including 5% Increase for Restricted Stock Portion
Thomas B. Akin	$630,000	50%	100%	$629,994
Byron L. Boston	$630,000	50%	100%	$629,994
Stephen J. Benedetti	$292,125	37%	50%	$292,118

As in 2013, the Compensation Committee felt that it was important that part of the bonus compensation for management be paid in restricted common stock of the Company and based on the recommendation of Mr. Akin, approved the payment of Messrs. Akin’s and Boston's bonus awards 100% in restricted stock and the payment of Mr. Benedetti’s award 50% in cash and 50% in restricted stock. In connection with the decision to pay the awards in total or in part in restricted stock, the amounts above include the additional 5% for the portion received in stock that is normally applied only when the executive elects to be paid in common stock under the Performance Bonus Program. The restricted stock will vest over a period of three years and was issued under the 2009 Stock and Incentive Plan.

The Compensation Committee may also consider the award of individual bonus amounts to executive officers outside of the Performance Bonus Program. Such bonus amounts are discretionary, and would be predicated on achievement of extraordinary individual or corporate results. No such bonuses were awarded in 2013.

Long-Term Equity Incentives. The Compensation Committee may provide equity incentives to executive officers through long-term awards. Long-term equity incentives historically have been made available to executive officers in the form of either restricted stock or option-based awards such as stock appreciation rights (payable in cash only). In recent years the Compensation Committee has granted restricted stock awards rather than option-based awards. The goal of the Compensation Committee in granting equity incentives is to directly link an executive's compensation opportunities with creating and protecting shareholder value and to encourage our executive officers to think like owners of the Company. In particular, the Compensation Committee views restricted stock as a better alignment of interests by making employees direct owners of the Company while providing incentive for employees to remain with the Company as their shares vest.

The Compensation Committee uses multi-year vesting of equity incentive awards. Multi-year vesting focuses executive officers on consistent long-term growth in shareholder value and requires executive officers to remain employed with us for extended periods to receive the full benefit of the awards. Recent awards of restricted stock generally vest over three-year and four-year periods. Equity incentive awards are currently made pursuant to our 2009 Stock and Incentive Plan.

With respect to 2012 performance, in April 2013, the Compensation Committee awarded certain officers and employees of the Company a total of 100,558 shares of restricted stock as long-term incentive awards. Such awards represented approximately 0.2% of the outstanding shares of the Company at the time of the awards. Of these restricted stock awards, an aggregate amount of 54,740 went to Messrs. Akin and Boston, and the balance went to other officers and employees of the Company. Mr. Benedetti was not awarded a long-term incentive award in 2013 given the amount of restricted stock he was granted under the Performance Bonus Program in 2013 for 2012 performance. These restricted stock awards vest over four years. The Compensation Committee made these awards of restricted stock as recognition of the performance of management during 2012, the overall growth and strong performance of the Company and the desire of the Compensation Committee to tie a portion of management compensation to the long-term performance of the Company. The Compensation Committee annually reviews whether to award additional long-term incentive awards to management.

With respect to 2013 performance, in January 2014, the Compensation Committee awarded certain of our officers and employees a total of approximately 216,000 shares of restricted stock, with a grant date fair value of $1.7 million, or approximately 0.40% of our common shares outstanding as of the grant date. Of this amount, Messrs. Akin, Boston and Benedetti received approximately $1.4 million, or 81.5% of the amount. These restricted stock awards vest over four years. The Compensation Committee made these awards of restricted stock as recognition of the performance of management and the Company during 2013 and the desire of the Compensation Committee to tie a portion of management compensation to the long-term performance of the Company.

Timing of Long-Term Incentive Awards. We are aware that the release of our quarterly financial results may have an impact on the market price of our Common Stock, and therefore the value of the long-term incentive awards to our executive officers, as well as stock grants awarded to directors, depending on whether the information is favorable or unfavorable. Our historical practice with respect to the timing of long-term incentive awards had been to approve such grants once each year in the first quarter of the year following the year to which the award pertains. As noted above, long-term incentive restricted stock awards for 2011, 2012 and 2013 were granted to certain officers and employees of the Company. The 2011 and 2012 grants occurred in the first quarter of 2012 and in the first and second quarters of 2013, respectively, in each case after the Company had released its fourth quarter results for the respective year. The 2013 grants occurred in the first quarter of 2014 before the Company had released its fourth quarter results for 2013, primarily because the Compensation Committee had completed its analysis of the Company’s performance earlier than in prior years. We anticipate that any future grants will be awarded on a timetable similar to our historical practice.

Non-employee directors receive annual grants of restricted stock on the first Friday following the annual meeting of shareholders, generally in May or June of each year. The amount of the annual grant is 5,000 shares of restricted Common Stock, which shares will vest at the end of one year.

In the case of grants to our directors, we believe that the annual meeting of shareholders is an appropriate time during the year to make equity grants and that a consistent application of our equity granting practices from year to year regardless of the content of the first quarter earnings release is also appropriate. The equity awards granted by the Compensation Committee are designed to create incentives for the creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients from taking advantage of short-term fluctuations in the market price of our Common Stock.

We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive or director compensation. We do not have a practice when granting such awards of setting the exercise price of options or stock appreciation rights based on the stock price on any date other than the grant date, nor do we use a formula or any other method to select a price based on a period before, after or surrounding the grant date. All stock incentive awards granted to executives are granted at the closing price of our Common Stock on the effective date of grant.

Retirement Plans. We provide additional compensation to our executive officers through various plans which are also available to some or all of our other employees. The Compensation Committee oversees these plans and the Compensation Committee considers these plans when reviewing an executive's total annual compensation and determining the annual and long-term compensation components described above.

We have a 401(k) Savings Plan for all of our employees. The 401(k) Savings Plan allows eligible employees to defer up to 25% of their eligible income, subject to certain Internal Revenue Code limits, on a pretax basis. We match on a dollar-for-dollar basis up to 6% of an employee's eligible compensation, subject to limitations imposed by the Internal Revenue Code. We previously also had a non-qualified 401(k) Overflow Plan where employees who maximized their contributions to the 401(k) Savings Plan could contribute amounts on an after-tax basis. The 401(k) Overflow Plan had not been active for several years and was terminated during 2012. Mr. Benedetti was the only remaining participant in the plan, and the balance in his account was transferred to a plan outside of the Company.

Other Benefits and Perquisites. The Company provides our executive officers with perquisites and other personal benefits on a limited basis with overall compensation program objectives to attract and retain high quality executives. The Compensation Committee has reviewed the levels of perquisites and other personal benefits provided to our executive officers and believes them to be appropriate.

Mr. Boston relocated in 2011 from Jacksonville, Florida to our headquarters in Richmond, Virginia. During the time of his residence in Florida, we provided Mr. Boston with a corporate apartment and paid for his commuting expenses in connection with traveling to our headquarters including air travel, rental car and meal allowance. The Company also reimbursed Mr. Boston for certain relocation expenses and granted him 35,006 shares of restricted stock, which vest quarterly over a three-year period, in connection with his relocation to Richmond in August 2011. The total amount of relocation expense incurred for 2011 for Mr. Boston's relocation to Richmond was $164,059, excluding the restricted stock grant. The total amount incurred in 2012 for Mr. Boston's relocation to Richmond was $212,472, which equates to the vested amount of his restricted stock grant in connection with his relocation, the related income tax gross-up expense and trailing relocation expenses paid in 2012. The total amount incurred in 2013 for Mr. Boston's relocation to Richmond was $189,337, which equates to the vested amount of his restricted stock grant in connection with his relocation and the related income tax gross-up expense. The restricted stock granted to Mr. Boston initially provided for dividends to be deferred and converted into additional shares of common stock. However, in order to reduce the administrative burden of the Company's transfer agent, the terms of the restricted stock agreement were amended to provide for the current payment of dividends similar to other restricted stock grants made by the Company.

No other perks are provided to the executive officers other than those detailed above for Mr. Boston. Details of perquisites provided to Mr. Boston are set forth in footnotes to the Summary Compensation Table.

Employment Agreements and Severance Agreements.  We have an employment agreement with Mr. Boston and a severance agreement with Mr. Benedetti. Mr. Akin's employment agreement expired on March 1, 2011 and has not been replaced as of the date of this Proxy Statement. As used below, the terms “cause,” “change in control,” and “good reason” have the respective meanings set forth in the applicable employment or severance agreement. The Compensation Committee intends to enter into new employment agreements with each of Messrs. Akin, Boston and Benedetti and Ms. Popenoe during 2014 after completing its review with the assistance of FPL.

Mr. Boston.  Mr. Boston's employment agreement provides for his employment as the Chief Investment Officer of the Company, with a current term through March 31, 2015.  The agreement renews automatically for successive one-year terms, unless either the Company or Mr. Boston gives written notice of non-renewal at least 90 days prior to expiration of the then-current term of the agreement.  Mr. Boston's employment agreement provides for an initial annual base salary of $275,000 (subject to further increases by the Compensation Committee) and annual cash incentive payments in the form of discretionary annual bonuses and long-term equity incentives in the form of restricted stock.  The agreement provides for his participation in the Performance Bonus Program (which in 2013 meant he was eligible for a bonus up to 210% of his salary paid).  Under his employment agreement, Mr. Boston is entitled to participate in the employee and executive benefit plans and programs implemented by the Company in which other senior executives of the Company are eligible to participate, including life, medical, dental, accidental and disability insurance plans and retirement, deferred compensation and savings plans, in accordance with the terms and conditions of such plans.  Mr. Boston is also eligible to participate in the Company's 401(k) Savings Plan, including the Company match in accordance with the plan's terms.  Under the agreement, Mr. Boston will also be provided with a cell phone and personal data assistant for his use, and the Company will pay for any business-related usage fees for such items.  Mr. Boston's employment agreement provides generally that a lump sum payment will be made to him under certain circumstances upon his termination of employment with us.  These circumstances include the termination of employment by Mr. Boston for “good reason”, which includes, among other things, termination after a “change in control,” or the termination of his employment by the Company without “cause”.  In such events, Mr. Boston will have the right to receive a lump sum payment equal to the sum of (i) his base salary through the date of his termination (to the extent not previously paid), reimbursement for any unreimbursed business expenses incurred by him prior to his termination and payment for any vacation time accrued by him but unused as of the date of his termination, together with a portion of certain amounts payable under the Performance Bonus Program, (ii) the equivalent of his then current annual base salary multiplied by 2.99 and (iii) any other amounts or benefits Mr. Boston is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.  Mr. Boston also will become fully vested in any restricted stock, options, stock appreciation rights or other forms of incentive stock compensation granted to him if he terminates his employment for good reason or if he is terminated without cause.  Finally, in such events, the Company is obligated to provide continued coverage to Mr. Boston at its expense under the Company's medical, dental, life insurance and disability policies or arrangements for a period of 12 months following termination of employment, which may be limited in certain circumstances.

Mr. Boston's employment agreement provides for confidentiality obligations during and following Mr. Boston's employment and includes non-competition provisions that are effective during, and for 90 days following, his employment and non-solicitation provisions that are effective during, and for six months following, his employment.

In all circumstances, any amounts paid by the Company pursuant to Mr. Boston's employment agreement will be limited to the maximum amount deductible under Section 280G of the Internal Revenue Code (and any successor provision).  See further discussion under “Potential Payments upon Termination or Change in Control” below.

Mr. Benedetti. The terms of Mr. Benedetti's severance agreement provide generally that a lump sum payment will be made to Mr. Benedetti under certain circumstances upon his termination of employment with us.  These circumstances include the termination of employment by Mr. Benedetti for “good reason”, which includes termination after a “change in control,” or the termination of his employment by the Company without “cause”.  In such events, Mr. Benedetti will have the right to receive a lump sum payment equal to the sum of (i) his base salary and bonus, to the extent already earned by Mr. Benedetti, but unpaid, (ii) the equivalent of his annual base salary of one year for every fifty months that Mr. Benedetti has been employed by the Company pro-rated for any period of less than fifty months and (iii) any other amounts or benefits Mr. Benedetti is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.  Mr. Benedetti also will become fully vested in any restricted stock, options, stock appreciation rights or other forms of incentive stock compensation granted to him if he terminates his employment for good reason or if he is terminated without cause.  Finally, in such events, the Company is obligated to provide continued coverage to Mr. Benedetti at its expense under the Company's medical, dental, life insurance and disability policies or arrangements for a period of 12 months following termination of employment, which may be limited in certain circumstances.

If Mr. Benedetti's employment is terminated for “cause”, the Company will only be obligated to pay to Mr. Benedetti (i) his annual base salary through the date of termination, (ii) any bonus to the extent already earned by Mr. Benedetti, but unpaid, (iii) the amount of any compensation previously deferred by Mr. Benedetti, and (iv) any other amounts or benefits Mr. Benedetti would be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.

If Mr. Benedetti voluntarily terminates his employment for other than “good reason”, the Company will be obligated to pay him (i) his annual base salary through the date of termination, (ii) any bonus to the extent already earned by Mr. Benedetti, but unpaid, and (iii) any other amounts or benefits Mr. Benedetti would be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.

In all circumstances, any amounts paid by the Company pursuant to the severance agreement will be limited to the maximum amount deductible under Section 280G of the Internal Revenue Code (and any successor provision). See further discussion under “Potential Payments upon Termination or Change in Control” below.

Executive Compensation Program for 2014. As mentioned above, in June 2013 the Compensation Committee engaged the services of FPL to assist the Compensation Committee in determining appropriate compensation levels for the executive officers and recommend a compensation program framework, evaluate non-employee director compensation and provide recommendations regarding employment, severance and change in control policies and agreements. FPL’s initial report of findings with respect to executive compensation matters was delivered to the Compensation Committee in October 2013 and is being considered by the Compensation Committee in connection with its 2014 executive compensation decisions.

Limitations on Certain Short-term or Speculative Transactions in the Company's Securities

The Board of Directors has approved a Statement of Policy Regarding Trading in Company Securities (the “Insider Trading Policy”) that applies to all directors, officers and employees of the Company and helps ensure that the Company's personnel bear the full risks and benefits of stock ownership. The Insider Trading Policy generally prohibits executive officers, among others, from engaging in short-term or speculative transactions in the Company's securities, such as short sales, trading in publicly-traded derivative securities, and hedging transactions. Executive officers are also prohibited from holding the Company's Common Stock in margin accounts or, with limited exceptions, pledging the Company's Common Stock as collateral for a loan. The prohibition on trading in derivative securities does not include the exercise of options or other awards granted under a Company compensation plan.

Report of the Compensation Committee

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Michael R. Hughes, Chairman
Barry A. Igdaloff
Robert A. Salcetti
James C. Wheat, III

Compensation Committee Interlocks and Insider Participation

No current member of the Compensation Committee is, and no member who served during 2013 was, a current or former officer or employee of the Company or any of our subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any current member of the Compensation Committee or member who served during 2013.

Compensation of Executive Officers

Compensation for our executive officers is administered under the direction of our Compensation Committee.  In the tables and discussion below, we summarize the compensation earned during 2013, 2012, and 2011 by Messrs. Akin, Boston, and Benedetti. The Company had no other executive officers during 2013.

Summary Compensation Table for 2013*

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Options Awards (2) ($)	Non-Equity Incentive Plan Compensation (1) ($)	All Other Compensation (3) ($)	Total ($)
Thomas B. Akin	2013	$600,000	--	$263,750	--	$629,994	$164,875	$1,658,619
Chairman and Chief Executive Officer(4)	2012	575,000	--	450,999	--	950,004	143,320	2,119,323
	2011	466,660	--	1,068,000	--	500,000	579	2,035,239
Byron L. Boston	2013	600,000	--	313,757	--	629,994	282,283	1,826,034
President and Chief Investment Officer(4)	2012	574,998	--	450,999	--	1,149,996	277,166	2,453,159
	2011	474,493	--	1,154,401	--	700,000	203,628	2,532,522
Stephen J. Benedetti	2013	375,000	--	--	--	292,118	97,820	764,938
Executive Vice President, Chief Financial Officer and Chief Operating Officer	2012	368,748	--	122,002	--	693,606	96,631	1,280,987
	2011	330,993	--	667,500	--	350,000	17,079	1,365,572
______________

*The column for “Change in Pension Value and Nonqualified Deferred Compensation Earnings” has been omitted because it is not applicable.

(1)
Amounts earned for 2013, 2012 and 2011 under the Performance Bonus Program for Messrs. Akin, Boston, and Benedetti are included in the “Non-Equity Incentive Plan Compensation” column and include both the cash portion of the bonus award and the portion that was paid in restricted shares of the Company's Common Stock per the Compensation Committee's determination. Both the cash portion and the restricted shares portion of these bonus awards are paid in the year following the year of performance under the Performance Bonus Program.

(2)
The amounts in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock granted to the named executive officers in April 2013, March 2012, February 2011, and in September 2011 in the case of Mr. Boston, under the Company's 2009 Stock and Incentive Plan (calculated in accordance with ASC Topic 718).  With respect to the restricted stock granted in April 2013, March 2012 and February 2011, these amounts represent incentive compensation related to

2012, 2011 and 2010, respectively. The grant date fair value of the restricted stock is based on the closing price of the Company’s Common Stock on the grant date. No awards of stock options or stock appreciation rights were granted to any of the executive officers during 2013, 2012 or 2011.
(3) Amount for 2013 for Mr. Akin consists of dividends paid in 2013 in the amount of $162,029 on unvested restricted stock, group term life insurance premiums in the amount of $1,585, gross up expenses related to the group term life insurance in the amount of $121, and long-term disability insurance premiums in the amount of $1,140; amount for 2013 for Mr. Boston consists of dividends paid in 2013 in the amount of $184,649 on unvested restricted stock, gross up expenses in the amount of $80,162, matching contributions to the Company's 401(k) Savings Plan in the amount of $15,300, group term life insurance premiums in the amount of $1,032, and long-term disability insurance premiums in the amount of $1,140; amount for 2013 for Mr. Benedetti consists of dividends paid in 2013 in the amount of $77,869 on unvested restricted stock, matching contributions to the Company's 401(k) Savings Plan in the amount of $15,300, group term life insurance premiums in the amount of $1,032, gross up expenses related to the group term life insurance in the amount of $79, HSA Company contribution in the amount of $2,400, and long-term disability insurance premiums in the amount of $1,140.

(4)
Mr. Akin served as Chairman and Chief Executive Officer and Mr. Boston served as President and Chief Investment Officer through December 31, 2013.  Effective January 1, 2014, Mr. Akin began serving as Executive Chairman and Mr. Boston began serving as Chief Executive Officer, President and Co-Chief Investment Officer

All compensation that we have paid to Messrs. Akin, Boston, and Benedetti has been determined as described above in our “Compensation Discussion and Analysis” section.

The following table contains information concerning grants of plan-based incentive awards, restricted stock, and stock options to the executive officers during the fiscal year ended December 31, 2013.
Grants of Plan-Based Awards for 2013*

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date (2)	Threshold ($)	Target ($)	Maximum (3) ($)
Thomas B. Akin			--	--	$1,260,000	--	--	--	--
	04-02-13	03-25-13	--	--	--	25,000	--	--	$263,750
Byron L. Boston			--	--	1,260,000	--	--	--	--
	04-02-13	03-25-13	--	--	--	29,740	--	--	313,757
Stephen J. Benedetti			--	--	787,500	--	--	--	--

*	Columns for “Estimated Future Payouts Under Equity Incentive Plan Awards” have been omitted because they are not applicable.

(1)
There is no threshold or target amount under the Performance Bonus Program. The actual amount earned by Messrs. Akin, Boston, and Benedetti for 2013 under the Performance Bonus Program is reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 27.

(2)	The restricted stock awards were approved by the Compensation Committee at its meeting on March 25, 2013.

(3)
Reflects maximum amount, equal to 210% of the salary paid for 2013, that the executive officers could earn for 2013 under the Performance Bonus Program, which includes a 5% increase to the extent the executive elects at payment time to receive any portion of the bonus award earned in unrestricted shares of the Company's Common Stock in lieu of cash. In the Compensation Committee's discretion, once the amounts earned were determined pursuant to the Performance Bonus Program, a portion of such amounts for 2013 was paid in the form of restricted stock with a three year vesting period, with the remaining amount paid in cash. See further discussion at "Annual Bonuses" beginning on page 20.

(4)	These restricted stock awards were granted under the 2009 Stock and Incentive Plan. Mr. Benedetti did not receive a long-term incentive award in 2013.

Holdings of Stock-Based Awards

The table below presents information regarding restricted stock held by each of our named executive officers as of December 31, 2013. None of our named executive officers held any options or stock appreciation rights as of December 31, 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End*

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)
Thomas B. Akin	--	--	--	--	150,502	$1,204,016
Byron L. Boston	--	--	--	--	171,488	1,371,904
Stephen J. Benedetti	--	--	--	--	68,710	549,680

* The columns for “Equity Incentive Plan Awards” have been omitted because they are not applicable.

(1)	All of these shares were granted under the Company’s 2009 Stock and Incentive Plan. See the following table for details of the vesting for each grant of restricted stock:

Name	Grant Date	Restricted Shares	Vesting Schedule
Thomas B. Akin	02-11-11	33,334	Vests on February 11, 2014
	03-01-12	35,718	Vests in equal annual installments on March 1, 2014, 2015 and 2016
	03-15-12	11,974	Vests in equal annual installments on March 15, 2014 and 2015
	03-29-13	44,476	Vests in equal annual installments on March 14, 2014, March 13, 2015 and March 15, 2016
	04-02-13	25,000	Vests in equal annual installments on March 14, 2014, March 13, 2015, March 15, 2016 and March 15, 2017
Byron L. Boston	02-11-11	26,667	Vests on February 11, 2014
	09-07-11	8,762	Vests 2,916 quarterly until September 2014
	03-01-12	35,718	Vests in equal annual installments on March 1, 2014, 2015 and 2016
	03-15-12	16,762	Vests in equal annual installments on March 15, 2014 and 2015
	03-29-13	53,839	Vests in equal annual installments on March 14, 2014, March 13, 2015 and March 15, 2016
	04-02-13	29,740	Vests in equal annual installments on March 14, 2014, March 13, 2015, March 15, 2016 and March 15, 2017
Stephen J. Benedetti	02-11-11	20,834	Vests on February 11, 2014
	03-01-12	9,663	Vests in equal annual installments on March 1, 2014, 2015 and 2016
	03-15-12	8,381	Vests in equal annual installments on March 15, 2014 and 2015
	03-29-13	29,832	Vests in equal annual installments on March 14, 2014, March 13, 2015 and March 15, 2016

(2) This amount represents the fair market value of the restricted stock as of December 31, 2013. The closing price of the Company's Common Stock was $8.00 on that date.

Option Exercises and Stock Vested

The table below presents information regarding stock options or stock appreciation rights that were exercised by our executive officers during 2013 and restricted stock held by our executive officers that vested during 2013.

Option Exercises and Stock Vested for 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (1) (#)	Value Realized On Exercise (2) ($)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting (3) ($)
Thomas B. Akin	5,000	$5,200	51,225	$533,298
Byron L. Boston	--	--	56,618	601,230
Stephen J. Benedetti	25,000	31,250	28,243	292,543

(1)
For Mr. Akin, the amount in this column represents the number of stock options exercised by Mr. Akin during 2013. For Mr. Benedetti, the amount in this column represents the number of cash-settled stock appreciation rights exercised by Mr. Benedetti during 2013.

(2)
For Mr. Akin, the amount in this column represents the difference between the closing price of $10.85 for the Company's Common Stock on the exercise date of May 10, 2013 and the fair market value on the date of grant of $9.81 times the number of stock options exercised. For Mr. Benedetti, the amount in this column represents the difference between the closing price of $8.31 for the Company's Common Stock on the exercise date of December 18, 2013 and the fair market value on the date of grant of $7.06 times the number of stock appreciation rights exercised.

(3)
For Mr. Akin, the amount in this column represents the Company’s Common Stock closing price of $10.15 on the vesting date of February 11, 2013, $10.83 on the vesting date of March 1, 2013, and $11.03 on the vesting date of March 15, 2013, all times the number of shares that vested on such date. For Mr. Boston, the amount in this column represents the Company's Common Stock closing price of $10.15 on the vesting date of February 11, 2013, $10.83 on the vesting date of March 1, 2013, $10.76 on the vesting date of March 7, 2013, $11.03 on the vesting date of March 15, 2013, $10.42 on the vesting date of June 7, 2013, $8.22 on the vesting date of September 9, 2013, and $8.04 on the vesting date of December 9, 2013, all times the number of shares that vested on such date. For Mr. Benedetti, the amount in this column represents the Company’s Common Stock closing price of $10.15 on the vesting date of February 11, 2013, $10.83 on the vesting date of March 1, 2013, and $11.03 on the vesting date of March 15, 2013, all times the number of shares that vested on such date.

Nonqualified Deferred Compensation for 2013

The Company does not have a nonqualified deferred compensation plan.

Other Compensation

We do not offer any pension benefit plans or deferred compensation plans to our executive officers or other employees, other than what is discussed under the Retirement Plans section of “Compensation Discussion and Analysis” above.

Potential Payments upon Termination or Change in Control

As discussed above, we have an employment agreement with Mr. Boston and a severance agreement with Mr. Benedetti. As described below, these agreements provide our executive officers with, among other things, base salary, bonus and certain payments at, following and/or in connection with certain terminations of employment including in connection with a change in control of the Company. As used below, the terms “cause,” “change in control,” and “good reason” have the respective meanings set forth in the applicable employment or severance agreement. In addition, each of Messrs. Akin, Boston and Benedetti are parties to restricted stock agreements that provide for accelerated vesting of their restricted shares under certain circumstances.

Mr. Akin. Mr. Akin had no employment agreement effective as of December 31, 2013 and therefore he would not have the contractual right to receive payments upon a termination or upon a change in control on such date. However, Mr. Akin has restricted shares that will become fully vested (i) upon a change in control, (ii) if his employment is terminated upon his becoming disabled, his death, or his retirement (with the consent of the Compensation Committee) at or after age sixty-five where there is no cause for termination or (iii) if he terminates his employment for good reason or if his employment is terminated without cause. The value of the accelerated vesting of Mr. Akin's restricted shares would have been $1,204,016 based on the closing market price of the Company's Common Stock on December 31, 2013.

Mr. Boston. The employment agreement for Mr. Boston provides for an annual base salary of not less than $275,000.  Effective January 1, 2014, Mr. Boston's base salary was increased to $675,000. Mr. Boston is eligible to participate with Messrs. Akin and Benedetti in the Performance Bonus Program at up to 200% of his annual salary.  Specific information regarding the Performance Bonus Program is provided under “Compensation Discussion and Analysis-Components of Executive Compensation” of the Executive Compensation section of this Proxy Statement.  As discussed above, Mr. Boston's employment agreement provides for a term through March 31, 2015 and renews automatically for successive one-year terms, unless either the Company or Mr. Boston gives written notice of non-renewal at least 90 days prior to expiration of the then-current term of the agreement.

Pursuant to the terms of his employment agreement, under certain specified scenarios during the term of his employment, Mr. Boston is entitled to receive, in addition to earned and unpaid amounts then owed to him, certain payments upon the termination of his employment including in connection with a “change in control” involving the Company.   Under Mr. Boston's employment agreement, the occurrence of a “change in control” is included in the definition of “good reason.”

•
Without Cause or For Good Reason. If Mr. Boston's employment is terminated by us without “cause” (which would exclude our determination not to renew his employment at the end of any applicable term) or by him for “good reason,” he will be entitled to receive a lump sum payment in cash equal to the aggregate of the amounts under items (1) through (4) below, and will receive the benefits listed in items (5) through (8) as follows: (1) his base salary through the date of his termination, to the extent not previously paid; (2) reimbursement of any unreimbursed business expenses incurred by him prior to his termination; (3) payment for any vacation time accrued by him but unused as of the date of his termination; (4) an amount equal to his annual base salary on the day prior to the date of his termination multiplied by 2.99; (5) the pro-rata portion of the Performance Bonus Program payment that would have been payable to him based on the achievement by the Company of performance goals for that portion of time during the calendar year of the Company that he was employed (the “Pro-Rata Bonus”), payable at the time such bonus would have otherwise been paid; (6) any incentive stock awards awarded to him prior to his termination will become immediately 100% vested and exercisable; (7) subject to certain limitations, continued coverage under the Company's medical plans for Mr. Boston and his dependents covered under such plans for a period of one year from the date of his termination; and (8) to the extent not paid prior to his termination, the Company will pay or provide him with any other amounts or benefits required to be paid or provided or which he is eligible to receive under any plan, program, policy or practice or contract or agreement with the Company.  In the event that Mr. Boston's employment with us was terminated on December 31, 2013 under one of these two scenarios, he would have been entitled to receive from us a payment estimated to be $2,424,000, inclusive of the bonus award paid in January and February 2014 to Mr. Boston for 2013 under the Performance Bonus Program (prior to any rounding for fractional shares).  Also, the cost to the Company of providing continued benefits for 12 months would have been approximately $23,463. Additionally, the value of the accelerated vesting of Mr. Boston's restricted shares of the Company's Common Stock would have been $1,371,904 based on the closing market price of the Company's Common Stock on December 31, 2013.

•
Without Good Reason or With Cause. If Mr. Boston's employment is terminated by him without “good reason” or by us for “cause”, he will be entitled only to receive a lump sum payment in cash equal to the aggregate of the following amounts: (1) his base salary through the date of his termination, to the extent not previously paid; (2) reimbursement of any unreimbursed business expenses incurred by him prior to his termination; and (3) payment for any vacation time accrued by him but unused as of the date of his termination.

•
Death or Disability. If Mr. Boston's employment is terminated upon his death or because of his disability, he will be entitled to receive a lump sum payment in cash equal to the aggregate of the following amounts: (1) his base salary through the date of his termination, to the extent not previously paid; (2) reimbursement of any unreimbursed business expenses incurred by him prior to his termination; and (3) payment for any vacation time accrued by him but unused as of the date of his termination. In addition the Company will pay to him (or his estate in the event of his death), the Pro-Rata Bonus amount due to him under the Performance Bonus Program, if any, in one lump sum payment on the date such bonus would have otherwise been paid for the calendar year of the Company that includes the date of his termination and all of his unvested restricted shares would vest immediately.  In the event that Mr. Boston's employment with us was terminated due to his death or disability on December 31, 2013, he would have been entitled to receive from us a payment estimated to be $630,000, which is the amount he earned under the Performance Bonus Program for 2013 (prior to any rounding for fractional shares), and the value of the accelerated vesting of Mr. Boston's restricted shares would have been $1,371,904 based on the closing market price of the Company's Common Stock on December 31, 2013.

Mr. Boston's employment agreement provides that it is intended that any payments made to Mr. Boston under the agreement and under any other plan, agreement or arrangement maintained by the Company shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code (or any successor provision).  If the Company's auditors determine that any payment or distribution to be made to Mr. Boston under the agreement would be nondeductible by the Company under Section 280G of the Code, then the amounts payable or distributable under the agreement will be reduced to the maximum amount which may be paid or distributed without causing such payments or distributions to be nondeductible.  The amounts shown above do not reflect any potential reductions that may be imposed pursuant to this provision.

Mr. Benedetti. The severance agreement for Mr. Benedetti does not provide for a specific annual base salary.  However, Mr. Benedetti's severance agreement provides for his right to terminate for good reason if there is a material diminution in his compensation.  Mr. Benedetti is eligible to participate with Messrs. Akin and Boston in the Performance Bonus Program at up to 200% of his annual salary.  Mr. Benedetti's severance agreement has no expiration date.

Pursuant to the terms of his severance agreement, under certain specified scenarios during the term of his employment, Mr. Benedetti is entitled to receive, in addition to earned and unpaid amounts then owed to him, certain payments upon the termination of his employment, including termination in connection with a “change in control” involving the Company.   Items considered “good reason” include the occurrence of a change in control of the Company, a material change in Mr. Benedetti's responsibilities or compensation, or a change in the location of Mr. Benedetti's employment.  A “change in control” includes among other things, an acquisition of more than 20% of our Common Stock by an unrelated entity, a material change in the composition of our Board of Directors, certain mergers or other business combinations, or a vote by our shareholders to liquidate or dissolve the Company.

•
Without Cause or For Good Reason. If Mr. Benedetti's employment is terminated by us without “cause” (which would exclude our determination not to renew his employment at the end of any applicable term) or by him for “good reason,” he will be entitled to (i) his base salary and any bonus that has accrued but has not been paid, (ii) the equivalent of his annual base salary of one year for every fifty months that Mr. Benedetti has been employed by the Company pro-rated for any period of less than fifty months and (iii) any other amounts or benefits Mr. Benedetti is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.  Mr. Benedetti also will become fully vested in any options, stock appreciation rights or other forms of incentive stock compensation granted to him if he terminates his employment for good reason or if he is terminated without cause.  Finally, in such events, the Company is obligated to provide continued coverage to Mr. Benedetti at its expense under the Company's medical, dental, life insurance and disability policies or arrangements for a period of 12 months following termination of employment, which may be limited in certain circumstances.  In the event that Mr. Benedetti's employment with us was terminated on December 31, 2013 under one of these two scenarios, he would have been entitled to receive from us a payment estimated to be $2,031,750, inclusive of the amount paid to him in January and February 2014 under the Performance Bonus Program (prior to any rounding for fractional shares).  Also, the cost to the Company of providing continued benefits for 12 months would have been approximately $11,642. The value of the accelerated vesting of Mr. Benedetti's restricted shares of the Company's Common Stock would have been $549,680 based on the closing market price of the Company's Common Stock on December 31, 2013.

•
Without Good Reason or With Cause.  If Mr. Benedetti's employment is terminated for “cause”, the Company will be obligated to pay to Mr. Benedetti (i) his annual base salary through the date of termination, (ii) any bonus to the extent already earned by Mr. Benedetti, but unpaid, (iii) the amount of any compensation previously deferred by Mr. Benedetti, and (iv) any other amounts or benefits Mr. Benedetti would be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.  If Mr. Benedetti voluntarily terminates his employment for other than “good reason”, the Company will be obligated to pay him (i) his annual base salary through the date of termination, (ii) any bonus to which Mr. Benedetti is entitled but has not yet been paid, and (iii) any other amounts or benefits Mr. Benedetti would be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company. In the event that Mr. Benedetti's employment with us was terminated for “cause” or voluntarily terminated by Mr. Benedetti for other than “good reason” on December 31, 2013, he would have been entitled to receive from us a payment estimated to be $299,250, which is the amount he earned under the Performance Bonus Program for 2013 (prior to any rounding for fractional shares).

•
Death or Disability. If Mr. Benedetti's employment is terminated by reason of his death or disability, the Company will be obligated to pay him (i) his annual base salary through the date of termination, (ii) any bonus to which Mr. Benedetti is entitled but has not yet been paid, and (iii) any other amounts or benefits Mr. Benedetti would be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company, including any payments that may be due to Mr. Benedetti under the Company's 2004 Stock Incentive Plan and 2009 Stock and Incentive Plan.  In the event that Mr. Benedetti's employment with us was terminated due to his death or disability on December 31, 2013, he would have been entitled to receive from us a payment estimated to be $299,250, which is the amount he earned under the Performance Bonus Program for 2013 (prior to any rounding for fractional shares). In addition, pursuant to the terms of the agreements relating to such shares, the value of the accelerated vesting of Mr. Benedetti's restricted shares of the Company's Common Stock in the event of his death or disability would have been $549,680 based on the closing market price of the Company's Common Stock on December 31, 2013.

Mr. Benedetti's severance agreement provides that it is intended that any payments made to Mr. Benedetti under the agreement and under any other plan, agreement or arrangement maintained by the Company shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code (or any successor provision).  If the Company's auditors determine that any payment or distribution to be made to Mr. Benedetti would be nondeductible by the Company under Section 280G of the Code, then the amounts payable or distributable under the agreement will be reduced to the maximum amount which may be paid or distributed without causing such payments or distributions to be nondeductible. The amounts shown above do not reflect any potential reductions that may be imposed pursuant to this provision.

PROPOSAL TWO

ADVISORY AND NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by SEC rules, we are providing our shareholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules.
As described in detail under the heading “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain highly skilled and motivated officers who will manage the Company in a manner to promote our growth and profitability, prudently preserve our capital, and advance the interests of our shareholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” beginning on page 15 for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.
The Compensation Committee periodically reviews the compensation programs for our named executive officers to ensure they achieve the desired goal of striking a balance between recognition of recent achievements and aligning the interests of management on a longer-term basis with that of the Company's shareholders. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement by voting for this proposal. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related disclosure.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders' concerns, and the Compensation Committee will evaluate whether any changes are necessary to address those concerns.
Pursuant to the vote of our shareholders at the 2011 Annual Meeting of Shareholders, we will conduct an advisory and non-binding vote to approve our named executive compensation on an annual basis. The next advisory and non-binding vote to approve our named executive officer compensation will occur at the 2015 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL THREE

RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE
DYNEX CAPITAL, INC. 2009 STOCK AND INCENTIVE PLAN FOR COMPLIANCE WITH
SECTION 162(m) OF THE INTERNAL REVENUE CODE

We are submitting the material terms of the performance goals under the Dynex Capital, Inc. 2009 Stock and Incentive Plan (the “2009 Plan”) to our shareholders for their re-approval at the Annual Meeting. The Board has approved and is submitting this proposal to shareholders in order to maximize the tax deductibility of certain amounts payable under the 2009 Plan. Shareholders are not being asked to approve any amendment to the 2009 Plan or to approve the 2009 Plan itself in this Proposal Three, but are only asked to re-approve the material terms of the performance goals for compliance with Section 162(m) of the Internal Revenue Code, which is referred to in this proposal as “Section 162(m).”

Reasons for Proposal

The 2009 Plan was originally approved by our shareholders at the 2009 annual meeting of shareholders. In order to have the ability to grant awards under the 2009 Plan that qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m), the Company is asking shareholders to re-approve the material terms of the performance goals under the 2009 Plan. One of the requirements of “performance-based compensation” within the meaning of Section 162(m) is that the material terms be disclosed to and approved by the Company’s shareholders every five years.

For purposes of Section 162(m), the material terms include (i) the participants eligible to receive such performance-based compensation, (ii) a description of the business criteria that may be used as performance goals for awards and (iii) the maximum amount of compensation which may be paid to any participant if the performance goals are achieved. Each of these aspects is discussed in the description of the 2009 Plan below.

The Board believes it is in the best interest of the Company and its shareholders to continue providing an equity incentive plan under which certain equity-based compensation awards made to executive officers may be deducted by the Company for federal income tax purposes. The 2009 Plan has been structured in a manner such that awards granted under it may satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m). Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s chief executive officer and certain other executive officers may be limited to the extent that such compensation exceeds $1 million in any fiscal year. However, compensation that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m) as well as other technical requirements is not subject to this limit and, therefore, is generally deductible in full by the Company.

Although the Company seeks the ability to maximize the deductibility of executive compensation through this Proposal Three, the Compensation Committee retains the discretion to award compensation under the 2009 Plan that is not fully deductible under Section 162(m) when it believes it is in the best interest of the Company and its shareholders to do so, as it has done in recent years with respect to the compensation of the named executive officers.

Description of the 2009 Plan

The complete text of the 2009 Plan is attached to this Proxy Statement as Appendix A. The following general description of the 2009 Plan is qualified in its entirety by reference to Appendix A.

Purpose

The purpose of the 2009 Plan is to assist the Company and certain related entities in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and the related entities and to associate their interests with those of the Company and its shareholders. Persons receiving awards are sometimes referred to as participants below.

Plan Administration
The 2009 Plan authorizes the Compensation Committee (the “Committee”) to grant one or more of the following awards to employees, directors, advisors and consultants of the Company and certain of its related entities who are designated by the Committee:
•stock options (both incentive and non-qualified);
•stock appreciation rights;
•stock awards;
•dividend equivalent rights;
•performance share awards;
•stock units; and
•incentive awards.
The Committee administers the 2009 Plan and may delegate all or part of its authority and duties to one or more officers of the Company. However, the Committee may not delegate its authority or duties with respect to awards to individuals who are subject to Section 16 of the Exchange Act. As used in this summary, the term “administrator” means the Committee and any delegate of the Committee.
The market value of a share of the Company’s Common Stock was $8.93 on March 24, 2014, which was the closing price per share of the Company’s Common Stock on the New York Stock Exchange on that date.
Eligibility
Persons eligible to participate in the 2009 Plan are employees, directors, advisors and consultants of the Company and certain of its related entities who have contributed or can be expected to contribute to the profits or growth of the Company or a related entity. The Company currently has five non-employee directors, 19 employees and no advisors and consultants who would be eligible to be selected by the administrator to participate in the 2009 Plan.
Shares Available Under the 2009 Plan
The Company is authorized to issue up to 2,500,000 shares of Common Stock (the “Shares”) under the 2009 Plan. Each type of award is also subject to a per participant calendar year limit, which is set forth in the summary of the principal features of the respective awards below.
Generally, if an award expires, for any reason is cancelled, terminated or forfeited, fails to vest, or for any other reason is not paid or delivered in Common Stock, the Shares allocated to that award under the 2009 Plan may be reallocated to new awards under the 2009 Plan. In addition, Shares that are withheld from a participant (or a transferee) to pay the exercise or purchase price of an award or in satisfaction of tax withholding requirements under an award will again be available for grants of awards under the 2009 Plan.
The 2009 Plan provides that the maximum number of Shares as to which awards may be made, the terms of outstanding awards, and the per participant limitations on the number of Shares for which awards may be granted shall be adjusted as the administrator determines to be equitably required if the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or engages in a transaction to which Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”) applies, if there occurs any other event which, in the judgment of the administrator necessitates such action or if there is a Change in Control (as that term is defined in the 2009 Plan), provided that the administrator shall not make any adjustment that would cause an incentive stock option to lose its status under Section 422 of the Code or that would violate Section 409A of the Code.
As of March 24, 2014, there are 1,113,083 Shares available for future grants under the 2009 Plan.

Awards under the 2009 Plan
Stock Options. The 2009 Plan permits the grant of incentive stock options (“ISOs”) under Section 422 of the Code and of non-qualified stock options (“NQSOs” and, together with ISOs, “Options”). The exercise price for an Option will not be less than the fair market value of a share of Common Stock on the date of grant. In addition, the exercise price for an ISO granted to a participant who, on the date of grant, owns more than 10% of the total combined voting power of the Company shall be not less than 110% of the fair market value of a Share on the date of grant. Except for an adjustment the administrator determines to be equitably required upon a change in the Common Stock described above, the exercise price for an Option may not be reduced after the date of grant. The period in which an Option may be exercised may not exceed ten years from the date of grant. In addition, the period in which an ISO granted to a participant who, on the date of grant, owns more than 10% of the total combined voting power of the Company may not exceed five years from the date of grant. Unless the agreement pursuant to which the Option is granted provides otherwise, payment of the exercise price may be in cash or in a cash equivalent acceptable to the administrator. Subject to rules established by the administrator, payment of all or part of the exercise price may be made with shares of Common Stock owned by the participant. In the administrator’s discretion and subject to rules and procedures established by the administrator, other forms of payment, such as a “cashless” exercise or “net” exercise, may also be allowed. A participant who receives an ISO has an obligation to notify the Company if he or she sells or disposes of Shares acquired upon exercise of the ISO within two years of the date of grant or within one year of the issuance of the Shares. No participant may be granted Options in any calendar year covering more than 250,000 Shares, and no employee may be granted ISOs (under the 2009 Plan or any other plan of the Company) that are first exercisable in a calendar year covering Shares having an aggregate fair market value (determined as of the date of grant) exceeding $100,000.
Stock Appreciation Rights (“SARs”). The Company may also grant SARs, which may be granted either independently or in combination with underlying Options (“Corresponding SARs”). Each SAR will entitle the holder upon exercise to receive the excess of the fair market value of a share of Common Stock at the time of exercise over the SAR’s initial value, which cannot be less than the fair market value of a share of Common Stock on the date of grant. Except for an adjustment the administrator determines to be equitably required upon a change in the Common Stock described above, the initial value of a SAR may not be reduced after the date of grant. A SAR may be exercised in whole or in part in compliance with such requirements as the administrator may determine, provided that a Corresponding SAR that is related to an ISO may be exercised only to the extent that the ISO is exercisable and only when the fair market value exceeds the option price of the related ISO, and provided that the exercise of a Corresponding SAR will result in the termination of the related Option to the extent of the number of Shares with respect to which the SAR is exercised. At the discretion of the administrator, all or part of the payment in respect of a SAR may be in Shares, cash or a combination of both. The maximum period in which a SAR may be exercised is ten years from the date of its grant. No participant may be granted SARs in a calendar year covering more than 250,000 Shares. For purposes of this limitation and the individual limitation on the grant of Options, an Option and Corresponding SAR are treated as a single award. In addition, no participant may be granted Corresponding SARs (under all incentive plans of the Company and its related entities) that are related to ISOs which are first exercisable in a calendar year covering Shares having an aggregate fair market value (determined as of the date of grant) exceeding $100,000.
Stock Awards. The Company may also grant stock awards that entitle the participant to receive Shares. A participant’s rights in the stock award may be forfeitable or otherwise restricted for a period of time or subject to conditions set forth in the grant agreement, or may be subject to no restrictions or conditions. The administrator may, in its discretion, waive the requirements for vesting or transferability for all or part of the stock awards in connection with a participant’s termination of employment or service. No participant may be granted stock awards in any calendar year for more than 250,000 Shares.
Dividend Equivalent Rights. The Company may also grant dividend equivalent rights, which entitle the participant to receive an amount equal to actual dividends paid on a specified number of Shares during the dividend equivalent rights accrual period. The administrator will determine whether the dividend equivalent rights entitle the holder to receive Shares, cash, or a combination of both. No participant may be granted dividend equivalent rights in any calendar year covering more than 250,000 Shares. The dividend equivalent rights are not tied to specific outstanding Options or SARs, and the exercise of an Option or a SAR shall not impact the amount of the outstanding dividend equivalent rights.

Performance Shares. The Company may also grant performance shares, which entitle the participant to receive a payment equal to the fair market value of a specified number of Shares if certain performance objectives or other conditions prescribed by the administrator and set forth in the award agreement are satisfied. The performance period may be reduced, and the administrator may adjust the performance objectives for all or part of the performance shares, in connection with a participant’s termination of employment or service, in the administrator’s discretion. To the extent that the performance shares are earned, the Company’s payment obligation may be settled in Shares, cash, or a combination of both. No participant may be granted more than 250,000 performance shares in a calendar year.
Stock Units. The Company may also grant stock units, which are awards stated with reference to a number of Shares. The award may entitle the recipient to receive, upon the end of a vesting period of at least one year or the satisfaction of performance objectives prescribed by the administrator and set forth in the award agreement, Shares, cash, or a combination of both. The performance period may be reduced and the administrator may adjust the performance objectives for all or part of the stock units in connection with a participant’s termination of employment or service, in the administrator’s discretion. No participant may be granted more than 250,000 stock units in a calendar year.
Incentive Awards. Incentive awards may be granted to participants and will confer upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of at least one year. Each incentive award shall be evidenced by an agreement that shall contain provisions regarding: (i) the target, minimum and maximum amounts payable to the participant as an incentive award, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the incentive award prior to actual payment, (vi) forfeiture provisions, (vii) immediate vesting provisions, and (viii) such further terms and conditions, in each case not inconsistent with the 2009 Plan, as may be determined from time to time by the administrator. In establishing the provisions of incentive awards, the administrator may refer to categories of such awards as parts of a subplan or a “Program” under the 2009 Plan, which names will not affect the applicability of the 2009 Plan. The administrator will establish the performance criteria and level of achievement versus the criteria that shall determine the target, minimum and maximum amounts payable under an incentive award, which criteria may be based on financial performance and/or personal performance evaluations. The administrator may specify the percentage of the target incentive award that is intended to satisfy the requirements for qualified “performance-based compensation” under Section 162(m) of the Code. To the extent the award is earned, the Company’s payment obligation may be made in Shares, cash, or a combination of both. The maximum amount payable as an incentive award for any calendar year to any participant (determined at the end of the applicable performance period) shall not exceed $4,000,000 (which may include the issuance of no more than 250,000 Shares).
Performance Goals
The administrator may provide that awards granted under the 2009 Plan are to be considered qualified performance-based compensation under Section 162(m) of the Code so that the tax deduction for the Company or any related entity for any awards so granted is not disallowed in whole or in part by operation of Section 162(m) of the Code. The administrator will designate that all or a portion of an award is intended or is not intended to be qualified performance-based compensation for participants that are covered employees under Section 162(m) of the Code.
Awards that are intended to be qualified performance-based compensation will become exercisable, nonforfeitable and transferable, and are earned and payable, based on objectively determinable performance criteria that meet certain requirements. As set forth in the 2009 Plan, awards that are intended to be qualified performance-based compensation will be administered to comply with the requirements of Section 162(m) of the Code for deductibility.

The performance objectives stated with respect to an award under the 2009 Plan that is intended to be qualified performance-based compensation may be based on one or more of the following performance goals:

•	cash flow and/or free cash flow (before or after dividends);
•	earnings per share (including earnings before interest, taxes, depreciation and amortization) (diluted and basic earnings per share);
•	the price of Common Stock;
•	return on equity;
•	total shareholder return;
•	return on capital (including return on total capital or return on invested capital);
•	return on assets or net assets;
•	market capitalization;
•	income or net income (before or after taxes);
•	operating income or net operating income;
•	operating profit or net operating profit;
•	operating margin or profit margin;
•	return on operating revenue;
•	market share;
•	revenue growth;
•	net interest margin;
•	sales;

•	delinquency ratios;
•	credit loss levels;
•	expenses;
•	total shareholder equity;
•	return on the portfolio assets;
•	portfolio growth;
•	servicing volume;
•	production volume;
•	dividends;
•	improvement in or attainment of expense levels;
•	improvement in or attainment of working capital levels;
•	Common Stock price appreciation;
•	return on investments;
•	increase in book value per share;
•	peer ranking or peer performance based on a public index;
•	peer ranking or peer performance based on administrator determined group of peers;
•	number or dollar amount of securities sold;
•	debt reduction;
•	economic value added;
•	gain on sale of investments; and
•	dividends paid.

In determining if the performance objectives have been achieved, the administrator may exclude the impact of an event or occurrence which the administrator determines should appropriately be excluded, including any unbudgeted acquisition, divestiture or other unexpected fundamental change in the business of the Company, a related entity or business unit or in any product that is material taken as a whole as appropriate to fairly and equitably determine if the award is to become exercisable, nonforfeitable and transferable or earned and payable pursuant to the conditions set forth in the award. Additionally, in determining if the performance objectives have been achieved, the administrator also may adjust the performance objectives in the event of any (i) unanticipated asset write-downs or impairment charges, (ii) litigation or claim judgments or settlements thereof, (iii) changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) accruals for reorganization or restructuring programs, or extraordinary non-reoccurring items as described in Accounting Principles Board Opinion No. 30 or its successor, (v) acquisitions or dispositions, or (vi) foreign exchange gains or losses. To the extent any such adjustments are made, the intent is that they shall be in a form that allows the award to continue to meet the requirements of Section 162(m) of the Code for deductibility.

In its discretion, the administrator may also grant awards under the 2009 Plan that are not intended to qualify as performance-based compensation under Section 162(m), and may use the above performance goals or other performance goals in connection with such awards.
Federal Income Tax Consequences
The principal federal income tax consequences to participants and to the Company of awards under the 2009 Plan are summarized below.
ISOs. A participant who receives an ISO will not be subject to taxation at the time of grant or exercise (if exercised not more than three months, or one year if the participant is disabled, after ceasing to be an employee of the Company or its related entity), nor will the Company be entitled to a deduction for federal income tax purposes at such times. However, the excess of the fair market value of the Shares on the date of exercise over the exercise price is a tax preference item for purposes of determining a participant’s alternative minimum tax. If an ISO is exercised more than three months, or one year if the participant is disabled, after ceasing to be an employee of the Company or its related entity, the option will be treated as a NQSO for federal income tax purposes.
A disposition of the Shares acquired on exercise of an ISO after the expiration of the required holding period at a gain will generate long-term capital gain in the year of disposition, and the Company will not be entitled to a deduction for federal income tax purposes. A disposition of the Shares acquired on exercise of an ISO prior to the expiration of the applicable holding period (a disqualifying disposition) will subject the participant to taxation as ordinary compensation income in the year of disposition in an amount equal to the excess of the fair market value of the Shares on the date of exercise over the exercise price (or, if less, the excess of the amount realized on the disposition over the exercise price), and the Company generally will be entitled to a corresponding deduction for federal income tax purposes at that time. The applicable holding period is the longer of two years from the date of grant or one year from the date of exercise. A participant’s basis in the Shares acquired on exercise of an ISO is equal to the exercise price paid plus any amount includible in income as a result of a disqualifying disposition.
NQSOs. A NQSO award results in no taxable income to the participant receiving the award or deduction to the Company at the time of grant. A participant who exercises a NQSO will realize ordinary compensation income in an amount equal to the excess of the fair market value of the Shares on the date of exercise over the exercise price. The Company generally will be entitled to a corresponding deduction for federal income tax purposes at that time. For each Share received upon exercise, the taxation of the post-receipt appreciation or depreciation is treated as either a short or long-term capital gain or loss, depending upon the length of time the participant held the Shares.
Use of Shares to Exercise Options. Special rules govern the tax treatment of the use of shares of Common Stock to pay the exercise price of an ISO or NQSO.
Stock Appreciation Rights. A SAR award results in no taxable income to the participant receiving the award or deduction to the Company at the time of grant. A participant who exercises a SAR will realize ordinary compensation income in an amount equal to the amount of cash and the fair market value of any Shares received. The Company generally will be entitled to a corresponding deduction for federal income tax purposes at that time. If the participant receives Shares upon exercise of a SAR, the taxation of the post-exercise appreciation or depreciation is treated as either a short or long-term capital gain or loss, depending upon the length of time the participant held the Shares.
Stock Awards. The federal income tax consequences of stock awards depend on the restrictions imposed on the stock. A restricted stock award generally results in no taxable income to the participant receiving the award or deduction to the Company at the time of grant. A participant receiving restricted stock generally will recognize ordinary compensation income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock. However, a participant may elect, under Section 83(b) of the Code within 30 days of the grant of the restricted stock, to recognize ordinary compensation income on the date of grant equal to the excess of the fair market value of the Shares of restricted stock (determined without regard to the restrictions) over the purchase price (if any) of the restricted stock. Thereafter, if the Shares are forfeited, the participant will be entitled to a deduction, refund, or loss, for tax purposes only, in an amount equal to any purchase price of the forfeited Shares regardless of whether the participant made a Section 83(b) election. With respect to the sale of Shares after the forfeiture period has expired, the holding period to determine whether any gain or loss is short or long-term begins when the restriction period expires, and the tax basis for such Shares will generally be based on the fair market value of such Shares on such date. However, if the participant makes an election under Section 83(b), the holding period will commence on the date of grant, the tax basis will be equal to the fair market value of Shares on such date (determined without regard to restrictions), and the Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the participant in the year that such income is taxable. Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant, and will be deductible by the Company, when paid. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary dividend income to the participant and will not be deductible by the Company. A participant receiving an unrestricted stock award is required to include the fair market value of the Shares received as ordinary compensation income upon receipt in an amount equal to the fair market value of the Shares received. The Company is entitled to a deduction in the corresponding amount at that time. For each Share received, the taxation of the post-receipt appreciation or depreciation is treated as either a short or long-term capital gain or loss, depending upon the length of time the participant held the Shares.
Dividend Equivalent Rights. A participant generally will not recognize taxable income when a dividend equivalent rights award is granted. The participant, however, will generally recognize ordinary income when he or she receives payment of cash and/or Shares for the dividend equivalent rights award. The amount included in the participant’s income will equal the amount of cash and the fair market value of the Shares received. The Company generally will be entitled to a corresponding tax deduction at the time the participant recognizes ordinary income with respect to dividend equivalent rights awards. For each Share received in respect of a dividend equivalent right, the taxation of the post-receipt appreciation or depreciation is treated as either a short or long-term capital gain or loss, depending upon the length of time the participant held the Shares.
Performance Share Awards. A participant generally will not recognize taxable income upon the award of performance share awards. The participant, however, will generally recognize ordinary income when he or she receives payment of cash and/or Shares for the performance share award. The amount included in the participant’s income will equal the amount of cash and the fair market value of the Shares received. The Company generally will be entitled to a corresponding tax deduction at the time the participant recognizes ordinary income with respect to performance share awards. For each Share received in respect of a performance share award, the taxation of the post-receipt appreciation or depreciation is treated as either a short or long-term capital gain or loss, depending upon the length of time the participant held the Shares.
Stock Units. A participant generally will not realize income in connection with the grant of a stock unit. When the participant receives delivery of the Shares and/or cash, he or she will generally be required to include as ordinary compensation income in the year of receipt, an amount equal to the amount of cash and the fair market value of any Shares received. The Company will be entitled to a deduction at that time and in the amount included in the participant’s income by reason of the receipt. For each Share received in respect of a stock unit, the taxation of the post-exercise appreciation or depreciation is treated as either a short or long-term capital gain or loss, depending upon the length of time the participant held the Shares.
Incentive Awards. A participant receiving an incentive award is required to include the cash and/or Shares received as ordinary compensation income upon receipt in an amount equal to the cash and/or the fair market value of Shares received. The Company is entitled to a deduction in the corresponding amount at that time. For each Share received, the taxation of the post-receipt appreciation or depreciation is treated as either a short-term or long-term capital gain or loss, depending upon the length of time the participant held the Shares.
Performance-Based Compensation. Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The 2009 Plan has been designed to allow the grant of awards that may qualify under an exception to the deduction limit of Section 162(m) for “performance-based compensation” as well as awards that do not so qualify.
Tax Rules Affecting Nonqualified Deferred Compensation Plans. Section 409A of the Code imposes tax rules that apply to “nonqualified deferred compensation plans.” Failure to comply with, or qualify for an exemption from, the rules with respect to an award under the 2009 Plan could result in significant adverse tax results to the grantee of such award, including immediate taxation upon vesting, an additional income tax of 20% of the amount of income so recognized, plus a special tax in the nature of interest. The 2009 Plan is designed to allow the grant of awards which are intended to comply with, or qualify for an exemption from, Section 409A of the Code.
Change in Control Provisions
The 2009 Plan provides that in the event of a “Change in Control” (as defined in the 2009 Plan), subject to limitations in an award agreement or other agreement between the Company and a participant, the administrator may take any one or more of the following actions, in its sole discretion, either at the time the award is made or any time thereafter: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such award so that such award may be exercised or realized in full on or before a date initially fixed by the administrator; (ii) provide for the purchase or settlement of any such award by the Company, with or without a participant’s request, for an amount of cash equal to the amount which could have been obtained upon the exercise of such award or realization of such participant’s rights had such award been currently exercisable or payable; (iii) make such adjustment to any such award then outstanding as the administrator deems appropriate to reflect such Change in Control; or (iv) cause any such award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such Change in Control.
Modification, Extension and Renewal of Awards
Subject to the terms and conditions and within the limitations of the 2009 Plan, the administrator may modify, extend or renew outstanding awards and may modify the terms of an outstanding agreement, may accept the surrender of outstanding awards granted under the 2009 Plan or outstanding awards granted under any other equity compensation plan of the Company and authorize the granting of new awards pursuant to the 2009 Plan in substitution therefor, so long as the new or substituted awards are not of a different type (with Options and SARs being one type and thus not eligible to be exchanged for any award other than Options or SARs). The new or substituted awards may specify a longer term than the surrendered awards, may provide for more rapid vesting and exercisability than the surrendered awards, and may contain any other provisions that are authorized by the 2009 Plan, provided that no modification of an award may adversely affect the rights or obligations of the participant without his or her consent. Except for an adjustment the administrator determines to be equitably required upon a change in the Common Stock described above and/or in connection with a corporate transaction involving the Company, the terms of outstanding awards may not be amended to reduce the exercise price or initial value of outstanding Options or SARs or to cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price or initial value that is less than exercise price or initial value of the original Options or SARs.

Amendment, Modification and Termination of the 2009 Plan
The Board may amend or terminate the 2009 Plan from time to time, provided that no amendment may become effective until shareholder approval is obtained if the amendment increases the aggregate number of shares of Common Stock that may be issued under the 2009 Plan (other than an adjustment the administrator determines to be equitably required upon a change in the Common Stock described above) or the amendment changes the class of individuals eligible to become participants. Without the participant’s consent, no amendment may adversely affect any rights of a participant under any award outstanding at the time such amendment is made.
Duration
The 2009 Plan provides that no awards may be granted under the plan after May 12, 2019.
New Plan Benefits
As noted earlier, the Board awards each non-employee director an annual grant of restricted Common Stock as part of the Company’s director compensation. The following table shows the expected 2014 awards under the 2009 Plan, which will be permitted under the 2009 Plan whether or not shareholders approve this Proposal Three because these awards are not intended to be performance-based compensation for purposes of Section 162(m) of the Code.

Name and Position	Dollar Value ($)		Number of Shares
Non-Executive Director Group (5 persons)	$223,250	(1)	25,000
(1)
This is an estimated dollar value of the shares of restricted Common Stock to be granted, based on the $8.93 per share market value of the Company’s Common Stock on March 24, 2014, which was the closing price per share of the Company’s Common Stock on the New York Stock Exchange on that date.

Because the grant of awards under the 2009 Plan is within the discretion of the administrator, and the administrator has not made any other determination as to grants or awards to be made under the 2009 Plan, the Company cannot determine any other participants that the administrator will select to participate in the 2009 Plan, or the type or size of any other award that will in the future be received by or allocated to any participant in the 2009 Plan.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2013, with respect to the Company’s equity compensation plans, under which shares of the Company’s common stock are authorized for issuance.

Equity Compensation Plan Information

	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Shareholders:
2009 Stock and Incentive Plan	---	---	1,550,118
Equity Compensation Plans Not Approved by Shareholders (2)	---	---	---
Total	---	---	1,550,118

(1)
Reflects shares available to be granted under the 2009 Plan in the form of stock options, stock appreciation rights, stock awards, dividend equivalent rights, performance share awards, stock units and incentive awards.

(2)	The Company does not have any equity compensation plans that have not been approved by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE DYNEX CAPITAL, INC. 2009 STOCK AND INCENTIVE PLAN FOR COMPLIANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE.

RELATED PERSON TRANSACTIONS

We recognize that maintaining the independence in fact and appearance for our directors and officers is critical. Therefore, we have certain policies and procedures in place to critically evaluate each transaction that could impact the independence of directors and officers. Our Code of Business Conduct and Ethics provides that the Company's personnel, including directors and officers, are expected to avoid any situation in which their personal interests conflict, or have the appearance of conflicting, with those of the Company. Our Corporate Governance Guidelines also provide that the Company will generally refrain from entering into contracts with Board members and their immediate family members or providing support directly or indirectly to organizations with which a Board member may be affiliated. In the event that we deem it appropriate to enter transactions with a Board member or a member of his or her immediate family, the terms of the transaction must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time of a comparable transaction with a non-related person. The Board will also evaluate each of these transactions when the independence of the director is determined.

Our Board has adopted certain written policies and procedures, included within our Code of Business Conduct and Ethics, for the review, approval and ratification of related person transactions, which we refer to as our Related Person Policy. Among other things, our Related Person Policy provides that, other than compensation matters which are ratified or approved by our Compensation Committee, a related person transaction is prohibited unless it is approved or ratified by the Audit Committee. A “related person transaction” is any transaction, arrangement or relationship (or any series of transactions, arrangements or relationships) in which we were, are or will be a participant, in which the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Any related person transaction must be reported to the Chairman of the Audit Committee. A “related person,” as defined in our Related Person Policy, means any person who is an executive officer, director or nominee for director of the Company, any person who is the owner of more than 5% of any class of the Company's outstanding equity securities, any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any person (other than a tenant or employee) sharing the household of the executive officer, director, nominee or more than 5% owner, and any entity which is owned or controlled by any of the foregoing persons or in which one of the foregoing persons has a substantial ownership interest or control of such entity.

Under the Related Person Policy, proposed related person transactions are reported to the Chairman of the Audit Committee. The Chairman will assess, with the assistance of counsel, if appropriate, whether the proposed transaction would be a related person transaction and, if so, the proposed related person transaction shall be submitted to the Audit Committee for consideration. In determining whether to approve or ratify the proposed related person transaction, the Audit Committee will consider, among other things, whether the related person transaction is in, or is not inconsistent with, the best interest of the Company and its shareholders, and, where applicable, whether the terms of such transaction are comparable to those that could be obtained in arms-length dealings with an unrelated third party. The Audit Committee notifies the related person of its determination.
Mr. Benedetti, the Company's Executive Vice President, Chief Financial Officer and Chief Operating Officer, has, since 2002, been the sole shareholder of a company that is the parent corporation to a wholly-owned subsidiary, DCI Commercial, Inc. (“DCI Commercial”). The Company and DCI Commercial were jointly named in litigation regarding the activities of DCI Commercial while it was an operating subsidiary of an affiliate of the Company. As disclosed in Part I, Item 3. Legal Proceedings in the Company’s Annual Report on Form 10-K filed with the SEC on March 4, 2014, in May 2013, the Fifth Circuit Court of Appeals in Dallas, Texas (the “Fifth Circuit”) affirmed the trial court’s decision with respect to a take nothing judgment against the Company. With respect to DCI Commercial, the Fifth Circuit remanded the case to the trial court for entry of judgment and a $25.6 million damage award against DCI Commercial and for a new trial with respect to attorneys’ fees and for costs and pre- and post-judgment interest as determined by the trial court. DCI Commercial has appealed the matter to the Supreme Court of Texas to reverse the $25.6 million damage award. Management believes the Company will not be obligated for any amounts that may ultimately be awarded against DCI Commercial in this litigation. In December 2000, the Company and DCI entered into a Litigation Cost Sharing Agreement whereby the Company agreed to advance DCI’s portion of the costs of defending against such litigation. The Litigation Cost Sharing Agreement currently remains in effect. Litigation costs advanced by the Company on behalf of DCI Commercial are loans and carry simple interest at the rate of Prime plus 8% per annum. At December 31, 2013, the total amount due to the Company under the Litigation Cost Sharing Agreement, including interest, was $8.4 million. Neither DCI Commercial nor Mr. Benedetti expects to derive any monetary benefit from the arrangement other than the advancement of the litigation costs.

Neither DCI Commercial nor its parent company has made any payments to the Company. The Audit Committee has approved the Litigation Cost Sharing Agreement in accordance with our Related Person Policy.

During 2013 and prior to being appointed Executive Vice President and Co-Chief Investment Officer of the Company effective January 1, 2014, as the sole Principal of TriSim, Inc. (“TriSim”), Ms. Popenoe periodically provided consulting services to the Company including assisting the Company in updating its Strategic Plan, consulting on investment strategy and process, and advising the Company with respect to portfolio risk management. The Company paid TriSim, and Ms. Popenoe received through TriSim, $196,025 during 2013 for these consulting services rendered to the Company. The Audit Committee was not required to approve this arrangement with Ms. Popenoe and TriSim under our Related Person Policy because Ms. Popenoe was not an executive officer of the Company at the time she was providing these consulting services.

PROPOSAL FOUR

RATIFICATION OF THE SELECTION
OF THE COMPANY'S AUDITORS

The Audit Committee has selected the firm of BDO USA, LLP as independent certified public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2014. BDO USA, LLP has audited the financial statements of the Company since 2006, including for the fiscal year ended December 31, 2013.

In the event that shareholders do not ratify the selection of BDO USA, LLP, the Audit Committee will consider making a change in auditors for the Company for the fiscal year ending December 31, 2015.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of BDO USA, LLP as the Company’s independent auditor. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent auditor. The members of the Audit Committee and the Board of Directors believe that continued retention of BDO USA, LLP to serve as the Company’s independent auditor is in the best interest of the Company and its shareholders.

Representatives of BDO USA, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF BDO USA, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

AUDIT INFORMATION
Independent Registered Public Accounting Firm Fees

The following information is furnished with respect to fees billed for professional services rendered to the Company by BDO USA, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2013 and 2012, respectively, and fees billed for other services rendered by BDO USA, LLP during those periods. Information related to audit fees for 2013 includes amounts billed through December 31, 2013, and additional amounts estimated to be billed for the 2013 period for audit services rendered.

	For Fiscal Year Ended December 31,
	2013	2012(1)
Audit Fees (2)	$319,090	$401,770
Audit-Related Fees (3)	—	—
Tax Fees (4)	—	—
All Other Fees (5)	15,200	19,000
Total	$334,290	$420,770

(1)	Certain fees for 2012 have been adjusted to reflect additional amounts for audit and audit-related services performed and billed subsequent to the issuance of the 2013 proxy statement.

(2)
Audit Fees include: (i) the audit of the Company's consolidated financial statements included in its Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in the Company's quarterly reports on Form 10-Q; and (iii) comfort letters, consents and other services related to SEC and other regulatory filings.

(3)
Audit-Related Fees represent professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and not reported under the heading “Audit Fees.”

(4)	Tax Fees include tax compliance, tax planning, tax advisory and related services.

(5)	During 2013 and 2012, BDO USA, LLP performed certain agreed upon procedures related to the Company's master servicing responsibilities on certain securitization financing issuances.

Pre-Approval Policies and Procedures

In accordance with the Audit Committee Charter, all audit (including audit-related) and non-audit services performed by BDO USA, LLP, as described above, were pre-approved by the Audit Committee, which concluded that the provision of such services by the Company's independent registered public accounting firm was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

The following Audit Committee Report shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is responsible, among other responsibilities, for the engagement of independent public accountants, reviews with the independent public accountants the plans and results of any audits, reviews other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls. The Audit Committee is comprised of four directors, each of whom is independent for audit committee purposes, as defined by the regulations of the SEC and the New York Stock Exchange listing standards.

The Audit Committee has reviewed and discussed with management and the independent accountants the Company's audited financial statements and the results of their examination and evaluation of the Company's internal controls for fiscal year 2013. In addition, the Audit Committee has discussed with the independent accountants the matters required to be discussed under auditing standards of the Public Company Accounting Oversight Board, including Auditing Standard No. 16.

The Audit Committee has received from the independent accountants written disclosures and a letter regarding BDO USA, LLP's communications with the Audit Committee concerning independence, as required by the applicable requirements of the Public Company Accounting Oversight Board. These disclosures have been reviewed by the Audit Committee, and the Audit Committee has discussed with the independent accountants the independent accountants’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2013 for filing with the SEC.

Audit Committee

Barry A. Igdaloff, Chairman
Michael R. Hughes
Robert A. Salcetti
James C. Wheat, III

SHAREHOLDER PROPOSALS

If any shareholder desires to present a proposal to be acted upon at the 2015 Annual Meeting of Shareholders (including a nomination for director), written notice of such proposal must be received, in proper form, by the Secretary of the Company no later than January 10, 2015 and no earlier than October 12, 2014. The proxy solicited by the Board of Directors for the 2015 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal within this time period, in writing delivered to the Company's Secretary. If any shareholder intends to present a proposal to be considered for inclusion in the Company's proxy materials in connection with the 2015 Annual Meeting, the proposal must comply with Exchange Act Rule 14a-8 and must be received by the Company's Secretary, at the Company's principal office, on or before December 11, 2014.

OTHER MATTERS

A copy of the Company's 2013 Annual Report to Shareholders is being provided to each shareholder with this Proxy Statement. A copy of the Company's Annual Report on Form 10-K for fiscal year 2013 and a list of all its exhibits will be supplied without charge to any shareholder upon written request sent to the Company's principal executive offices: Dynex Capital, Inc., Attention: Investor Relations, 4991 Lake Brook Drive, Suite 100, Glen Allen, Virginia 23060. Exhibits to the Form 10-K are available for a reasonable fee. You may also view the Company's Annual Report on Form 10-K and its exhibits online at the SEC web page at www.sec.gov or via the Company's web page at www.dynexcapital.com under “Investor Relations - SEC Filings”.

By Order of the Board of Directors

Stephen J. Benedetti
Executive Vice President,
Chief Financial Officer, Chief Operating Officer, and Secretary

April 10, 2014

Appendix A

DYNEX CAPITAL, INC.

2009 STOCK AND INCENTIVE PLAN

DYNEX CAPITAL, INC.
2009 Stock and Incentive Plan
Table of Contents

ARTICLE 1 - DEFINITIONS    1
1.01.    “Administrator”    1
1.02.    “Agreement”    1
1.03.    “Award”    1
1.04.    “Board”    1
1.05.    “Change in Control”    1
1.06.    “Code”    1
1.07.    “Code Section 409A”    1
1.08.    “Committee”    2
1.09.    “Common Stock”    2
1.10.    “Company”    2
1.11.    “Control Change Date”    2
1.12.    “Corresponding SAR”    2
1.13.    “DER Accrual Period”    2
1.14.    “DER Award Date”    2
1.15.    “DER Payment Date”    2
1.16.    “Dividend Equivalent Right”    2
1.17.    “Effective Date”    2
1.18.    “Exchange Act”    2
1.19.    “Fair Market Value”    2
1.20.    “Incentive Award”    2
1.21.    “Incentive Stock Option” or “ISO”    2
1.22.    “Initial Value”    2
1.23.    “Non-Qualified Stock Option” or “NQSO”    2
1.24.    “Option”    2
1.25.    “Participant”    2
1.26.    “Performance Condition”    2
1.27.    “Performance Criteria”    2
1.28.    “Performance Shares”    3
1.29.    “Plan”    3
1.30.    “Related Entity”    3
1.31.    “SAR”    3
1.32.    “Stock Award”    3
1.33.    “Stock Unit”    3

ARTICLE II - ESTABLISHMENT, PURPOSE AND DURATION OF PLAN    3
2.01    Establishment of the Plan and Prior Plan Effectiveness    3
2.02    Purpose of the Plan    3
2.03    Effective Date and Duration of the Plan    4

ARTICLE III - ADMINISTRATION    4

ARTICLE IV - ELIGIBILITY    4

ARTICLE V - STOCK SUBJECT TO PLAN    4
5.01.    Shares Issued    4
5.02.    Aggregate Common Stock Limit    4
5.03.    Individual Limits    5
5.04.    Award Settled in Cash; Reissue of Awards and Shares    5
5.05.    Adjustment Upon Change In Common Stock    5

ARTICLE VI - OPTIONS    5
6.01.    Award    5
6.02.    Option Price     5
6.03.    Maximum Option Period    6

A-i

6.04.    Exercise    6
6.05.    Payment    6
6.06.    Shareholder Rights    6
6.07.    Disposition of Stock    6

ARTICLE VII - SARS    6
7.01.    Award    6
7.02.    Maximum SAR Period    7
7.03.    Exercise    7
7.04.    Settlement    7
7.05.    Shareholder Rights    7

ARTICLE VIII - STOCK AWARDS    7
8.01.    Award    7
8.02.    Vesting    7
8.03.    Shareholder Rights    7

ARTICLE IX - DIVIDEND EQUIVALENT RIGHTS    8
9.01.    Award    8
9.02.    Payment    8

ARTICLE X - PERFORMANCE SHARE AWARDS    8
10.01.    Award    8
10.02.    Earning the Award    8
10.03.    Payment    8
10.04.    Shareholder Rights    8

ARTICLE XI - STOCK UNITS    9
11.01.    Award    9
11.02.    Earning the Award    9
11.03.    Payment    9
11.04.    Shareholder Rights    9

ARTICLE XII - INCENTIVE AWARDS    9
12.01.    Award    9
12.02.    Payment    10
12.03.    Discretionary Adjustments    10
12.04.    Shareholder Rights    10

ARTICLE XIII - QUALIFIED PERFORMANCE-BASED COMPENSATION    10
13.01.    Qualified Performance-Based Compensation Awards    10
13.02.    Establishment of Performance Conditions    10
13.03.    Establishing the Amount of the Award    11
13.04.    Earning the Award    11

ARTICLE XIV - TERMS APPLICABLE TO ALL AWARDS    11
14.01.    Written Agreement    11
14.02.    Nontransferability    11
14.03.    Transferable Awards    11
14.04.    Effect of Leave of Absence on Employment or Service    12
14.05.    Change in Control    12
14.06.    Tax Withholding    12
14.07.    Share Certificates and Book Entry    12

ARTICLE XV - CODE SECTION 409A COMPLIANCE    12

A-ii

ARTICLE XVI - COMPLIANCE WITH LAW AND APPROVAL OF
REGULATORY BODIES    13

ARTICLE XVII - GENERAL PROVISIONS    13
17.01.    Effect on Employment and Service    13
17.02.    Unfunded Plan    13
17.03.    Rules of Construction    13
17.04.    Successors    13
17.05.    Governing Law    13
17.06.    Beneficiary Designation    14

ARTICLE XVIII - AMENDMENT OF PLAN AND AWARDS    14
18.01.    Amendment of Plan    14
18.02.    Modification, Extension and Renewal of Awards                        14

A-iii

ARTICLE I
DEFINITIONS

1.01.    Administrator means the Committee and any delegate of the Committee that is appointed in accordance with Article III. Notwithstanding the preceding sentence, "Administrator" means the Board on any date on which there is not a Committee.
1.02.    Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award granted to such Participant.
1.03.    Award means an award of Performance Shares, or an Option, SAR, Stock Award, Dividend Equivalent Right, Stock Unit, or Incentive Award granted to such Participant.
1.04.    Board means the Board of Directors of the Company.
1.05.    Change in Control means the occurrence of any of the events set forth in any one of the following paragraphs:
(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); or
(b)    Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination,
(i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least 80% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or
(ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; or
(iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
1.06.    Code means the Internal Revenue Code of 1986, and any amendments thereto.
1.07.    Code Section 409A means Section 409A of the Code and applicable guidance issued thereunder.

1.08.    Committee means the Compensation Committee of the Board. Such Compensation Committee shall consist of two or more directors, all of whom are "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code.
1.09.    Common Stock means the common stock of the Company.
1.10.    Company means Dynex Capital, Inc. or any successor thereto.
1.11.    Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.
1.12.    Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.
1.13.    DER Accrual Period means any period beginning with the DER Award Date and ending on a date designated by the Administrator during which Dividend Equivalent Rights are credited.
1.14.    DER Award Date means any date determined by the Administrator on which Dividend Equivalent Rights are awarded.
1.15.    DER Payment Date means the date of payment of an amount equal to the credited Dividend Equivalent Rights.
1.16.    Dividend Equivalent Right means any right granted in an Agreement to receive an amount equal to actual dividends paid on a specified number of shares of Common Stock during the DER Accrual Period.
1.17.    Effective Date means May 13, 2009, provided shareholder approval of the Plan is obtained.
1.18.    Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.
1.19.    Fair Market Value means, on any given date, the reported closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape on such day, or if the Common Stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that the Common Stock was so traded, all as reported by such service as the Administrator may select.
1.20.    Incentive Award means an Award based on performance as determined under Article XII.
1.21.    Incentive Stock Option or ISO means an Option to purchase Common Stock, granted under Article VI, which is designated as an incentive stock option and is intended to meet the requirements of Section 422 of the Code.
1.22.    Initial Value means, with respect to a Corresponding SAR, the Option price per share of the related Option and, with respect to an SAR granted independently of an Option, the price per share of Common Stock as determined by the Administrator on the date of the grant; provided, however, that the price per share of Common Stock encompassed by the grant of an SAR shall not be less than the Fair Market Value on the date of grant. Except for an adjustment authorized under Section 5.05, the Initial Value may not be reduced (by amendment or cancellation of the SAR or otherwise) after the date of grant.
1.23.    Non-Qualified Stock Option or NQSO means an Option to purchase Common Stock, granted under Article VI, which is not intended to be an ISO.
1.24.    Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.
1.25.    Participant means an employee of the Company or a Related Entity, a member of the Board or the board of directors of a Related Entity or a consultant or advisor to the Company or a Related Entity who satisfies the requirements of Article IV and is selected by the Administrator to receive an Award.
1.26.    Performance Condition is a Performance Criteria that meets the requirements of Article XIII for an Award intended to be qualified performance-based compensation under Section 162(m) of the Code.
1.27.    Performance Criteria means (a) cash flow and/or free cash flow (before or after dividends), (b) earnings per share (including earnings before interest, taxes, depreciation and amortization) (diluted and basic earnings per share), (c) the price of Common Stock, (d) return on equity, (e) total shareholder return, (f) return on capital (including return on total capital or return on invested capital), (g) return on assets or net assets, (h) market capitalization, (i) income or net income (before or after taxes), (j) operating income or net operating income, (k) operating profit or net operating profit, (l) operating margin or profit margin, (m) return on operating revenue, (n) market share, (o) revenue growth, (p) net interest margin, (q) sales, (r) delinquency ratios, (s) credit loss levels, (t) expenses, (u) total shareholder equity, (v) return on the portfolio assets, (w) portfolio growth, (x) servicing volume, (y) production volume, (z) dividends, (aa) improvement in or attainment of expense levels, (bb) improvement in or attainment of working capital levels, (cc) Common Stock price appreciation, (dd) return on investments, (ee) increase in book value per share, (ff) peer ranking or peer performance based on a public index, (gg) peer ranking or peer performance based on Administrator determined group of peers, (hh) number or dollar amount of securities sold, (ii) debt reduction, (jj) economic value added, (kk) gain on sale of investments, and (ll) dividends paid.
1.28.    Performance Shares means an Award, in the amount determined by the Administrator and specified in an Agreement, stated with reference to a specified number of shares of Common Stock, or Stock Units, that entitles the holder to receive a payment for each specified share equal to the Fair Market Value of Common Stock on the date of payment.
1.29.    Plan means the Dynex Capital, Inc. 2009 Stock and Incentive Plan.
1.30.    Related Entity as it relates to any limitations or requirements with respect to Incentive Stock Options, means any "subsidiary" or "parent" corporation (as such terms are defined in Section 424 of the Code) of the Company. Related Entity otherwise means any entity that is part of a controlled group of corporations or is under common control with the Company within the meaning of Sections 1563(a), 414(b) or 414(c) of the Code, except that, in making any such determinations, 50 percent shall be substituted for 80 percent each place it appears under such Sections of the Code and the related regulations.
1.31.    SAR means a stock appreciation right that entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess, if any, of the Fair Market Value at the time of exercise over the Initial Value. References to "SARs" include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.
1.32.    Stock Award means Common Stock awarded to a Participant under Article VIII.
1.33.    Stock Unit means an Award stated with reference to a specified number of shares of Common Stock, that entitles the holder to receive a payment for each Stock Unit equal to the Fair Market Value of a share of Common Stock, or a portion of a share of Common Stock, on the date of payment.
ARTICLE II
ESTABLISHMENT, PURPOSE AND DURATION OF PLAN

2.01.    Establishment of the Plan and Prior Plan Effectiveness

The Board approved the Plan on March 30, 2009, subject to shareholder approval, to be effective on May 13, 2009. The Plan permits the grant of Incentive Stock Options and Non-Qualified Stock Options, SARs, Stock Awards, Dividend Equivalent Rights, Performance Shares, Stock Units and Incentive Awards.

The Company previously adopted the Dynex Capital, Inc. 2004 Stock Incentive Plan (the Prior Plan). No new Awards will be granted under the Prior Plan on or after the Effective Date of the Plan. Awards granted under the Prior Plan will remain under the Prior Plan. No shares of Common Stock authorized for award or issuance under the Prior Plan will be transferred to or used under this Plan.

2.02. Purpose of the Plan

The Plan is intended to assist the Company and Related Entities in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and the Related Entities and to associate their interests with those of the Company and its shareholders. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

2.03.    Effective Date and Duration of the Plan.

The Plan shall be effective on May 13, 2009, subject to shareholder approval. The Plan shall remain in effect, subject to the right of the Board to terminate the Plan any time pursuant to Article XVIII, until May 12, 2019, at which time the Plan shall terminate except with respect to Awards made prior to, and outstanding on, that date which shall remain valid in accordance with their terms. No Awards shall be made under the Plan until the Effective Date.

ARTICLE III
ADMINISTRATION

The Plan shall be administered by the Administrator. The Administrator shall have authority to grant Awards, upon such terms (not inconsistent with the provisions of this Plan), as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or SAR or on the transferability, earning, vesting or forfeitability of an Incentive Award, Stock Award, Stock Unit, Dividend Equivalent Right or award of Performance Shares including by way of example and not of limitation, requirements that the Participant complete a specified period of employment or service with the Company or a Related Entity, requirements that the Company achieve a specified level of financial performance or that the Company achieve a specified level of financial return. Notwithstanding any such conditions, the Administrator may, in its discretion, accelerate the time at which any Option or SAR may be exercised, or the time at which a Stock Award may become transferable or nonforfeitable or both, or the time at which an award of Performance Shares may become nonforfeitable or be settled or the time at which an Incentive Award or Dividend Equivalent Right may become nonforfeitable or be paid. In addition, the Administrator shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement, or Award. All expenses of administering this Plan shall be borne by the Company, a Related Entity or a combination thereof. Subject to limitations under applicable law, the Administrator is authorized in its discretion to issue Awards and/or accept notices, elections, consents and/or other forms or communications by Participants by electronic or similar means, including, without limitation, transmissions through e-mail, recorded messages on electronic telephone systems, and other permissible methods, on such basis and for such purposes as it determines from time to time.
The Administrator, in its discretion, may delegate to one or more officers of the Company all or part of the Administrator’s authority and duties with respect to Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE IV
ELIGIBILITY

Any employee of the Company, any member of the Board, any employee or director of a Related Entity (including a corporation that becomes a Related Entity after the adoption of this Plan), or any consultant or advisor to the Company or a Related Entity is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such person has contributed or can be expected to contribute to the profits or growth of the Company or a Related Entity.

ARTICLE V
STOCK SUBJECT TO PLAN

5.01.    Shares Issued
Upon the award of shares of Common Stock pursuant to a Stock Award or in settlement of an Award of Performance Shares, Stock Units, Incentive Awards, or Dividend Equivalent Rights, the Company may issue shares of Common Stock from its authorized but unissued Common Stock. Upon the exercise of any Option or SAR, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.
5.02.    Aggregate Common Stock Limit
The maximum aggregate number of shares of Common Stock that may be issued under this Plan, pursuant to the exercise of SARs and Options, the grant of Stock Awards and the settlement of Performance Shares, Incentive Awards, Dividend Equivalent Rights and Stock Units is 2,500,000 shares. The maximum aggregate number of shares that may be issued under this Plan shall be subject to adjustment as provided in Section 5.05.
5.03.    Individual Limits
Each type of Award is subject to a per Participant calendar year limit, which limit is set forth in the respective Article of the Plan governing the Award. If an Award that a Participant holds is cancelled or subject to a repricing within the meaning of the regulations under Section 162(m) of the Code (after shareholder approval as required herein), the cancelled Award shall continue to be counted against the maximum number of shares of Common Stock for which Awards may be granted to the Participant in any calendar year as required under Section 162(m) of the Code. The maximum number of shares of Common Stock that may be granted in any calendar year to any Participant shall be subject to adjustment as provided in Section 5.05.
5.04.    Awards Settled in Cash; Reissue of Awards and Shares
To the extent that an Award is settled in cash or a form other than shares of Common Stock, the shares of Common Stock that would have been delivered had there been no such cash or other settlement shall not be counted against the shares of Common Stock available for issuance under the Plan. Shares of Common Stock that are subject to or underlie Awards that expire, or for any reason are cancelled, terminated or forfeited, fail to vest, or for any other reason (including the holding back of Shares to pay the exercise or purchase price of an Award or to satisfy the minimum applicable tax withholding obligation of the Company or a Related Entity with respect to an Award) are not paid or delivered under the Plan, shall again be available for issuance pursuant to subsequent Awards under the Plan. If outstanding shares of Common Stock are used to pay the exercise or purchase price of an Award or to satisfy the minimum applicable tax withholding obligation of the Company or a Related Entity with respect to an Award, such shares shall not increase the number of Shares available for issuance under the Plan.
5.05.    Adjustment Upon Change In Common Stock
The maximum number of shares as to which Awards may be granted under this Plan; the terms of outstanding Awards (including, without limitation, the number of shares subject to the Award, the Option price and the Initial Value of SARs); and the per Participant limitations on the number of shares of Common Stock for which Awards of Common Stock may be granted shall be adjusted as the Administrator shall determine to be equitably required to retain the Award’s intrinsic value in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies, (b) there occurs any other event which, in the judgment of the Administrator necessitates such action or (c) there is a Change in Control. Any determination made under this Section 5.05 by the Administrator shall be final and conclusive. The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Awards may be granted, the per Participant limitations on the number of shares of Common Stock for which Awards may be granted or the terms of outstanding Awards. The Administrator may grant Awards in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or a Related Entity in connection with a transaction or event described in this Section 5.05. Notwithstanding any provision of the Plan (other than the limitation of Section 5.02), the terms of such substituted Awards shall be as the Administrator, in its discretion, determines is appropriate.
ARTICLE VI
OPTIONS
6.01.    Award
In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Option is to be granted, the type of Option to be granted (Incentive Stock Option or Non-Qualified Stock Option), and will specify the number of shares of Common Stock covered by each such Award; provided, however that no Participant may be granted Options in any calendar year covering more than 250,000 shares of Common Stock. No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option.

6.02.    Option Price
The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant, but shall not be less than the Fair Market Value of such Common Stock on the date the Option is granted. In addition, an ISO granted to a Participant who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, shall have an Option price which is at least equal to 110% of the Fair Market Value of such Common Stock on the date of grant. Except for an adjustment authorized under Section 5.05, the Option price may not be reduced (by amendment or cancellation of the Option or otherwise) after the date of grant.
6.03.    Maximum Option Period
The maximum period in which an Option may be exercised shall be ten years from the date such Option was granted. In addition, an ISO granted to a Participant who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, shall not be exercisable after the expiration of five years from its date of grant. The terms of any Option may provide that it has a term that is less than such maximum period.
6.04.    Exercise
Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that Incentive Stock Options (granted under the Plan and all plans of the Company and its Related Entities) may not be first exercisable in a calendar year for stock having a Fair Market Value (determined as of the date an Option is granted) exceeding the limit prescribed by Section 422(d) of the Code. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of any Corresponding SAR to the extent of the number of shares with respect to which the Option is exercised. Unless the applicable Agreement provides otherwise, all Options shall be forfeited and no longer exercisable upon a Participant’s termination of employment or service.
6.05.    Payment
Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator. Subject to rules established by the Administrator, payment of all or part of the Option price may be made with shares of Common Stock owned by the Participant. If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised. The Administrator may allow, in its sole discretion and in accordance with any rules and procedures the Administrator may establish, for other forms of payment of the Option price, such as cashless exercise or net exercise.
6.06.    Shareholder Rights
No Participant shall have any rights as a shareholder with respect to shares subject to his Option until the date of exercise of such Option.
6.07.    Disposition of Stock
A Participant shall notify the Company of any sale or other disposition of Common Stock acquired pursuant to an Option that was an Incentive Stock Option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.
ARTICLE VII
SARS
7.01.    Award
In accordance with the provisions of Article IV, the Administrator will designate each individual to whom SARs are to be granted and will specify the number of shares of Common Stock covered by each such Award; provided, however, no Participant may be granted SARs in any calendar year covering more than 250,000 shares of Common Stock. For purposes of the foregoing limit, an Option and Corresponding SAR shall be treated as a single award. In addition, no Participant may be granted Corresponding SARs (under all incentive stock option plans of the Company and its Related Entities) that are related to incentive stock options which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds the limit prescribed by Section 422(d) of the Code.
7.02.    Maximum SAR Period
The maximum period in which an SAR may be exercised shall be ten years from the date such SAR was granted. The terms of any SAR may provide that it has a term that is less than such maximum period.
7.03.    Exercise
Subject to the provisions of this Plan and the applicable Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that a Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the Option price of the related Option. An SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.
7.04.    Settlement
The time of settlement of the SAR shall be designated in the applicable Agreement. Payment may be made (i) in Common Stock, valued at Fair Market Value on the date of settlement, (ii) in cash or (iii) in a combination thereof as determined or permitted by the Administrator and as provided in the applicable Agreement. Any payment in Common Stock shall be effected in book-entry or electronic form, provided that issuance and delivery in certificated form shall occur if the Participant so requests in writing or the Administrator so directs.
7.05.    Shareholder Rights
No Participant shall, as a result of receiving an SAR, have any rights as a shareholder of the Company until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Stock.
ARTICLE VIII
STOCK AWARDS
8.01.    Award
In accordance with the provisions of Article IV, the Administrator will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by each such award; provided, however, that no Participant may receive Stock Awards in any calendar year for more than 250,000 shares of Common Stock.
8.02.    Vesting
The Administrator, on the date of the Award, may prescribe that a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for a period of time and/or subject to such other conditions as may be set forth in the Agreement or not subject to any conditions or restrictions. By way of example and not of limitation, the restrictions may postpone transferability of the shares or may provide that the shares will be forfeited if the Participant separates from the service of the Company and its Related Entities before the expiration of a stated period or if the Company, a Related Entity, the Company and its Related Entities or the Participant fails to achieve stated performance objectives, including the Performance Criteria. The Administrator, in its discretion, may waive any requirements for vesting or transferability for all or part of the shares subject to a Stock Award in connection with a Participant's termination of employment or service.
8.03.    Shareholder Rights
Prior to their forfeiture (in accordance with the applicable Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited or are nontransferable), a Participant will have all the rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that during such period (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Common Stock granted pursuant to a Stock Award or such right to receive dividends, (ii) the Company shall retain custody of any certificates evidencing shares of Common Stock granted pursuant to a Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares of Common Stock granted under the Stock Award are transferable and are no longer forfeitable.
ARTICLE IX
DIVIDEND EQUIVALENT RIGHTS
9.01.    Award
In accordance with the provisions of Article IV, the Administrator will designate each individual to whom Dividend Equivalent Rights are to be granted and will specify the number of shares of Common Stock covered by each such Award; provided, however, no Participant may be granted Dividend Equivalent Rights in any calendar year covering more than 250,000 shares of Common Stock. The number of Dividend Equivalent Rights awarded will be fixed on the DER Award Date. The Dividend Equivalent Rights are not tied to specific outstanding Options or SARs Awards and the exercise of an Option or a SAR shall not impact the amount of the outstanding Dividend Equivalent Rights.
9.02.    Payment
For each Dividend Equivalent Right awarded, the Participant shall be paid on the DER Payment Date (which must be set forth in the applicable Agreement) an amount equal to the actual dividends paid on a share of Common Stock during the DER Accrual Period. Payment may be made (i) in Common Stock, valued at Fair Market Value on the date of settlement, (ii) in cash or (iii) in a combination thereof as determined or permitted by the Administrator and as provided in the applicable Agreement. Any payment in Common Stock shall be effected in book-entry or electronic form, provided that issuance and delivery in certificated form shall occur if the Participant so requests in writing or the Administrator so directs.
ARTICLE X
PERFORMANCE SHARE AWARDS
10.01.    Award
In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Award of Performance Shares is to be made and will specify the number of shares of Common Stock covered by each such Award; provided, however, that no Participant may receive Awards of Performance Shares in any calendar year for more than 250,000 shares of Common Stock.
10.02.    Earning the Award
The Administrator, on the date of the grant of an Award, shall prescribe that the Performance Shares, or a portion thereof, will be earned, and the Participant will be entitled to receive payment pursuant to the Award of Performance Shares, only upon the satisfaction of Performance Criteria or such other performance criteria as may be prescribed by the Administrator and set forth in the Agreement. The restrictions set forth in the applicable Agreement shall not apply in the case of a Stock Award granted in connection with the settlement of Performance Shares. By way of example and not of limitation, the Performance Conditions may provide that the Performance Shares will be earned only if the Participant remains in the employ or service of the Company or a Related Entity for a stated period and that the Company, a Related Entity, the Company and its Related Entities or the Participant achieve stated objectives. Notwithstanding the preceding sentences of this Section 10.02, but subject to any applicable limits under Articles XIII and XV, the Administrator, in its discretion, may reduce the duration of the performance period and may adjust the performance objectives for outstanding Performance Shares in connection with a Participant's termination of employment or service.
10.03.    Payment
The time and form of payment shall be designated in the applicable Agreement. Payment may be made (i) in Common Stock, valued at Fair Market Value on the date of settlement, (ii) in cash or (iii) in a combination thereof as determined or permitted by the Administrator and as provided in the Agreement. Any payment in Common Stock shall be effected in book entry or electronic form, provided that issuance and delivery in certificated form shall occur if the Participant so requests in writing or the Administrator so directs.
10.04.    Shareholder Rights
No Participant shall, as a result of receiving an Award of Performance Shares, have any rights as a shareholder until and to the extent that the Award of Performance Shares is earned and settled by the issuance of Common Stock. After an Award of Performance Shares is earned, if settled completely or partially in Common Stock, a Participant will have all the rights of a shareholder with respect to such Common Stock.
ARTICLE XI
STOCK UNITS
11.01.    Award
In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Award of Stock Units is to be made and will specify the number of Stock Units covered by such Awards; provided, however, that no Participant may be awarded Stock Units for more than 250,000 shares of Common Stock in any calendar year.
11.02.    Earning the Award
The Administrator, on the date of grant of the Award, may prescribe that the Stock Units or a portion thereof, will be earned only upon, and the Participant will be entitled to receive a payment pursuant to the Award of Stock Units, only upon the satisfaction of Performance Criteria and/or such other criteria as may be prescribed by the Administrator and set forth in the applicable Agreement. The restrictions set forth in the Agreement must include a vesting period of at least one year or the attainment of performance objectives, including performance objectives stated with reference to Performance Criteria. By way of example and not of limitation, the Performance Criteria or other criteria may provide that the Stock Units will be earned only if the Participant remains in the employ or service of the Company or a Related Entity for a stated period or that the Company, a Related Entity, the Company and its Related Entities or the Participant achieve stated objectives including performance objectives stated with reference to Performance Criteria. Notwithstanding the preceding sentences of this Section 11.02, but subject to any applicable restrictions under Articles XIII and XV, the Administrator, in its discretion, may reduce the duration of the performance period and may adjust the performance objectives for outstanding Stock Units in connection with a Participant's termination of employment or service.
11.03.    Payment
The time and form of payment shall be designated in the applicable Agreement. Payment may be made (i) in Common Stock, valued at Fair Market Value on the date of settlement, (ii) in cash or (iii) in a combination thereof as determined or permitted by the Administrator, as provided in the Agreement. Any payment in Common Stock shall be effected in book-entry or electronic form, provided that issuance and delivery in certificated form shall occur if the Participant so requests in writing or the Administrator so directs.
11.04.    Shareholder Rights
No Participant shall, as a result of receiving an award of Stock Units, have any rights as a shareholder of the Company or Subsidiary until and to the extent that the Stock Units are earned and settled in shares of Common Stock. After Stock Units are earned and settled in shares of Common Stock, a Participant will have all the rights of a shareholder with respect to such shares.
ARTICLE XII
INCENTIVE AWARDS

12.01.    Award
In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Incentive Award is to be granted. Each Incentive Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more Performance Criteria or other performance criteria established for a performance period of not less than one year. Each Incentive Award shall contain provisions regarding (i) the target, minimum and maximum amounts payable to the Participant as an Incentive Award, (ii) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Award prior to actual payment, (vi) forfeiture provisions, (vii) immediate vesting provisions, and (viii) such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Administrator. In establishing the provisions of Incentive Awards, the Administrator does not have to provide for individual Agreements and, instead, Incentive Awards may be awarded as part of a group plan or program and the Administrator may refer to categories of such Incentive Awards as parts of a subplan or a Program under the Plan, which names will not affect the applicability of this Plan. The maximum amount payable pursuant to an Incentive Award granted under this Plan for any calendar year to any Participant (determined at the end of the applicable performance period) shall not exceed $4,000,000 (which may include the issuance of no more than 250,000 shares of Common Stock). The Administrator shall establish the performance criteria and level of achievement versus the criteria which shall determine the target and the minimum and the maximum amounts payable under an Incentive Award, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Award that is intended to satisfy the requirements for qualified performance-based compensation under Section 162(m) of the Code and such portion shall be subject to the requirements set forth in Article XIII.
12.02.    Payment
The time and form of payment shall be designated in the applicable Agreement. Payment may be made (i) in Common Stock, valued at Fair Market Value on the date of settlement, (ii) in cash or (iii) in a combination thereof as determined or permitted by the Administrator, as provided in the Agreement. Any payment in Common Stock shall be effected in book-entry or electronic form, provided that issuance and delivery in certificated form shall occur if the Participant so requests in writing or the Administrator so directs.
12.03.    Discretionary Adjustments.
Notwithstanding satisfaction of any performance criteria, the amount paid under an Incentive Award on account of either financial performance or personal performance evaluations may be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.
12.04.    Shareholder Rights.
No Participant shall, as a result of receiving an Incentive Award, have any rights as a stockholder of the Company or a Related Entity on account of such Incentive Award, unless and then only to the extent that the Incentive Award is earned and settled in shares of Common Stock.
ARTICLE XIII
QUALIFIED PERFORMANCE-BASED COMPENSATION
13.01.    Qualified Performance-Based Compensation Awards
The Administrator may provide that Awards granted under the Plan are to be considered qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder so that the tax deduction of the Company or any Related Entity for any Awards so granted is not disallowed in whole or in part by operation of Section 162(m) of the Code. The Administrator will designate that all or a portion of an Award is intended or is not intended to be qualified performance-based compensation under Section 162(m) of the Code.
13.02.    Establishment of Performance Conditions
In accordance with the Plan, Awards that are intended to be qualified performance-based compensation will become exercisable, nonforfeitable and transferable, and earned and payable, based on objectively determinable Performance Conditions. Objectively determinable Performance Conditions are Performance Criteria (i) that are established in writing (a) at the time of grant or (b) no later than the earlier of (x) 90 days after the beginning of the period of service to which they relate and (y) before the lapse of 25% of the period of service to which they relate; (ii) that are uncertain of achievement at the time they are established and (iii) the achievement of which is determinable by a third party with knowledge of the relevant facts. Performance Conditions may be related to a specific customer or group of customers or geographic region. Performance Conditions also may be measured solely on a Company, Related Entity, or business unit basis, or a combination thereof. Performance Conditions may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance conditions. Profit, earnings and revenues used for any Performance Condition measurement may exclude any extraordinary or non-reoccuring items. The Performance Conditions may, but need not, be based upon an increase or positive result under the aforementioned business criteria and could include, for example and not by way of limitation, maintaining the status quo or limiting the economic losses (measured, in each case, by reference to the specific business criteria). The Performance Conditions may not include solely the mere continued employment of the Participant. However, the Award may become exercisable, nonforfeitable and transferable or earned and payable contingent on the Participant's continued employment or service, and/or employment or service at the time the Award becomes exercisable, nonforfeitable and transferable or earned and payable, in addition to the Performance Conditions described above.

13.03.    Establishing the Amount of the Award
The amount of the Award that will become exercisable, nonforfeitable and transferable or earned and payable if the Performance Conditions are obtained (or an objective formula for, or method of, computing such amount) also must be established at the time set forth in Section 13.01 above. Notwithstanding the preceding sentence, the Administrator may, in its sole discretion, reduce the amount of the Award that will become exercisable, nonforfeitable and transferable or earned and payable, as applicable, if the Administrator determines that such reduction is appropriate under the facts and circumstances. In no event shall the Administrator have the discretion to increase the amount of the Award that will become exercisable, nonforfeitable and transferable or earned and payable.
13.04.    Earning the Award
If the Administrator, on the date of grant, prescribes that an Award shall become exercisable, nonforfeitable and transferable or earned and payable only upon the attainment of any of the above Performance Conditions, the Award shall become exercisable, nonforfeitable and transferable or earned and payable only to the extent that the Administrator certifies in writing that such conditions have been achieved. An Award will not satisfy the requirements of this Article XIII to constitute qualified performance-based compensation if the facts and circumstances indicate the Award will become exercisable, nonforfeitable and transferable or earned and payable regardless of whether the Performance Conditions are attained. However, an Award does not fail to meet the requirements of this Article XIII merely because the Award would become exercisable, nonforfeitable and transferable or earned and payable upon the Participant's death or disability or upon a Change in Control, although an Award that actually becomes exercisable, nonforfeitable and transferable or earned and payable on account of those events prior to the attainment of the Performance Conditions would not constitute qualified performance-based compensation under Section 162(m) of the Code. In determining if the Performance Conditions have been achieved, the Administrator may adjust the performance targets in the event of any unbudgeted acquisition, divestiture or other unexpected fundamental change in the business of the Company, a Related Entity or business unit or in any product that is material taken as a whole as appropriate to fairly and equitably determine if the Award is to become exercisable, nonforfeitable and transferable or earned and payable pursuant to the conditions set forth in the Award. Additionally, in determining if such Performance Conditions have been achieved, the Administrator also may adjust the Performance Conditions in the event of any (i) unanticipated asset write-downs or impairment charges, (ii) litigation or claim judgments or settlements thereof, (iii) changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) accruals for reorganization or restructuring programs, or extraordinary non-reoccurring items as described in Accounting Principles Board Opinion No. 30, (v) acquisitions or dispositions or (vi) foreign exchange gains or losses. To the extent any such adjustments affect Awards, the intent is that they shall be in a form that allows the Award to continue to meet the requirements of Section 162(m) of the Code for deductibility.
ARTICLE XIV
TERMS APPLICABLE TO ALL AWARDS
14.01.    Written Agreement
Except as otherwise provided in Article XII for Incentive Awards, each Award shall be evidenced by a written Agreement (including any amendment or supplement thereto) between the Company and the Participant specifying the terms and conditions of the Award granted to such Participant. Awards may be granted singly, in combination or in tandem with other Awards.
14.02.    Nontransferability
Except as provided in Section 14.03, each Award granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. Except as provided in Section 14.03, during the lifetime of the Participant to whom an Option or SAR is granted, the Option or SAR may be exercised only by the Participant. No right or interest of a Participant in any Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant or his transferee.
14.03.    Transferable Awards
Section 14.02 and any other provision of the Plan to the contrary notwithstanding, if the Agreement so provides, an Award that is not an Incentive Stock Option or a Corresponding SAR that relates to an Incentive Stock Option may be transferred by a Participant to any of such class of transferees who can be included in the class of transferees who may rely on a Form S-8 Registration Statement under the Securities Act of 1933 to sell shares issuable upon exercise or payment of such Awards granted under the Plan. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer, (ii) the Administrator expressly approves the transfer and (iii) the transfer is on such terms and conditions as are appropriate for the class of transferees who may rely on the Form S-8 Registration Statement. The holder of the Award transferred pursuant to this Section

14.03 shall be bound by the same terms and conditions that governed the Award during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Award except by will or the laws of descent and distribution. In the event of any transfer of an Option or Corresponding SAR (by the Participant or his transferee), the Option and Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Common Stock awarded under Article VIII may not be transferred prior to becoming nonforfeitable and transferable.
14.04.    Effect of Leave of Absence on Employment or Service
If the terms of any Award provide that it may be exercised or paid only during employment or continued service or within a specified period of time after termination of employment or continued service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.
14.05.    Change in Control
In the event of a Change in Control of the Company, subject to the terms of any Agreement or other agreement between the Company and a Participant regarding a change in control, the Administrator, in its sole discretion may, as to any outstanding Award, either at the time the Award is made or any time thereafter, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date initially fixed by the Administrator; (ii) provide for the purchase or settlement of any such Award by the Company, with or without a Participant’s request, for an amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of such Participant’s rights had such Award been currently exercisable or payable; (iii) make such adjustment to any such Award then outstanding as the Administrator deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such Change in Control.
14.06.    Tax Withholding
Each Participant shall be responsible for satisfying any income and employment tax withholding obligation attributable to participation in this Plan. In accordance with procedures established by the Administrator, a Participant may surrender shares of Common Stock, or receive fewer shares of Common Stock than otherwise would be issuable, in satisfaction of all or part of that obligation.
14.07.    Share Certificates and Book Entry
To the extent that the Plan provides for issuance of stock certificates to represent shares of Common Stock, the issuance may be effected on a non-certificated basis to the extent not prohibited by applicable law or the applicable rules of any stock exchange. Notwithstanding any other provisions contained in this Plan, in its discretion the Administrator may satisfy any obligation to deliver shares of Common Stock represented by stock certificates by delivering shares in electronic form or book-entry credit. If the Company issues any shares of Common Stock in electronic form or book-entry credit that are subject to terms, conditions and restrictions on transfer, a notation shall be made in the records of the transfer agent with respect to any such shares describing all applicable terms, conditions and restrictions on transfer.

ARTICLE XV
CODE SECTION 409A COMPLIANCE

The Company intends that all Awards under this Plan either comply with Code Section 409A or comply with an exemption from the application of Code Section 409A. The Administrator shall not exercise any discretion under the Plan, including, but not limited to, any discretion under Sections 5.05 and 14.06, that would violate Code Section 409A. Awards of Options and SARs are designed to be exempt from Code Section 409A. Stock Awards, Dividend Equivalent Rights, Performance Shares, Stock Units and Incentive Awards may be designed to be exempt from Code Section 409A or to comply with Code Section 409A. Each Agreement covering an Award subject to Code Section 409A shall comply with the requirements of Code Section 409A and shall include any terms required by Code Section 409A (including the 6 month delay requirement for specified employees, authorized distribution events and time and form of payment requirements). All Awards exempt from Code Section 409A shall be interpreted and administered in a manner as to maintain such exemption. The Company and the Administrator, however, shall have no responsibility or liability if any Award is subject to adverse taxation under Code Section 409A.
ARTICLE XVI

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock under an Award may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Award shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters. A Participant shall be required to forfeit any and all rights under Awards or to reimburse the Company for any payment under any Award (with interest as necessary to avoid imputed interest or original issue discount under the Code or as otherwise required by applicable law) to the extent applicable law requires such forfeiture or reimbursement.
ARTICLE XVII
GENERAL PROVISIONS

17.01.    Effect on Employment and Service
Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof), shall confer upon any individual any right to continue in the employ or service of the Company or a Related Entity or in any way affect any right or power of the Company or a Related Entity to terminate the employment or service of any individual at any time with or without assigning a reason therefore.
17.02.    Unfunded Plan
The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.
17.03.    Rules of Construction
Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law. Neither the Plan nor any Agreement shall be construed or interpreted with any presumption against the Company by reason of the Company causing the Plan or Agreement to be drafted.
17.04.    Successors
All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.
17.05.    Governing Law
The Plan, and all Agreements hereunder, shall be governed, construed and administered in accordance with and governed by the laws of the Commonwealth of Virginia and applicable federal law, without regard to conflict of law provisions. The Administrator may provide that any dispute as to any Award shall be presented and determined in such forum as the Administrator may specify, including through binding arbitration. Any reference in this Plan or in an Agreement evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability. Except for any arbitration elected by the Administrator, any dispute under the Plan, or under any Agreement, shall be adjudicated solely and exclusively in the Federal and State Courts having jurisdiction over, or located in, Henrico County, Commonwealth of Virginia, and no other Court shall have jurisdiction of the Plan, any Agreement, any Award, or any dispute hereunder.

17.06.    Beneficiary Designation
Each Participant shall have the right to notify the Administrator in writing in a form acceptable to the Administrator of any designation of a successor in interest (a Beneficiary) to receive, if alive, benefits under the Plan or, if permitted by the Administrator, with respect to any Award in the event of his death. Such designation may be changed from time to time by notice in writing to the Administrator in a form acceptable to the Administrator. If a Participant dies without having designated a Beneficiary, or if the Beneficiary so designated has predeceased the Participant or cannot be located by the Administrator within one year after the date when the Administrator commenced making a reasonable effort to locate such Beneficiary, then the executor or the administrator of the Participant’s estate shall be deemed to be his Beneficiary. Any Beneficiary designation may include multiple, contingent or successive Beneficiaries and may specify the proportionate distribution to each Beneficiary. If a Beneficiary shall survive the Participant, but shall die before the entire benefit payable to such Beneficiary has been distributed, then absent any other provision by the Participant, the unpaid amount of such benefit shall be distributed to the estate of the deceased Beneficiary. If multiple Beneficiaries are designated, absent provisions by the Participant, those named or the survivors of them shall share equally any benefits payable under the Plan. Any Beneficiary, including the Participant’s spouse, shall be entitled to disclaim any benefit otherwise payable to him under the Plan.
ARTICLE XVIII
AMENDMENT OF PLAN AND AWARDS

18.01.    Amendment of Plan
The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Common Stock that may be issued under the Plan (other than pursuant to an adjustment pursuant to Section 5.05), (ii) the amendment changes the class of individuals eligible to become Participants or (iii) NYSE rules. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Award outstanding at the time such amendment is made.
18.02.    Modification, Extension and Renewal of Awards
Subject to the terms and conditions and within the limitations of the Plan, the Administrator may modify, extend or renew outstanding Awards and may modify the terms of an outstanding Agreement, may accept the surrender of outstanding Awards granted under the Plan or outstanding awards granted under any other equity compensation plan of the Company and authorize the granting of new Awards pursuant to the Plan in substitution therefor so long as the new or substituted awards are not of a different type (with Options and SARs being one type and thus not eligible to be exchanged for any Award other than Options or SARs), and otherwise the new Awards may specify a longer term than the surrendered Awards or awards, may provide for more rapid vesting and exercisability than the surrendered Awards or awards, and may contain any other provisions that are authorized by the Plan. Notwithstanding the foregoing, however, no modification of an Award, shall, without the consent of the Participant, adversely affect the rights or obligations of the Participant.

Notwithstanding anything to the contrary in the foregoing other than an adjustment pursuant to Section 5.05 herein, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the Option price or Initial Value of outstanding Options or SARs or to cancel outstanding Options or SARs in exchange for cash, other Awards or awards or Options or SARs with an exercise price or Initial Value that is less than exercise price or Initial Value of the original Options or SARs.

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Dynex Capital, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 16, 2014.

Vote by Internet

- Go to **www.envisionreports.com/DYNX**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. ELECTION OF DIRECTORS

Nominees:

01 - Thomas B. Akin	02 - Byron L. Boston	03 - Michael R. Hughes
04 - Barry A. Igdaloff	05 - Valerie A. Mosley	06 - Robert A. Salcetti
07 - James C. Wheat, III		

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

Proposal	For	Against	Abstain
2. Proposal to provide advisory approval of executive compensation.	☐	☐	☐
3. Proposal to re-approve the material terms of the performance goals under the Dynex Capital, Inc. 2009 Stock and Incentive Plan for compliance with Section 162(m) of the Internal Revenue Code.	☐	☐	☐
4. Proposal to ratify the selection of BDO USA LLP, independent certified public accountants, as auditors for the Company for the 2014 fiscal year.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. ____ / ____ / ____

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders To Be Held on May 20, 2014:
The Proxy Statement and the 2013 Annual Report to Shareholders are available at: **http://www.envisionreports.com/DYNX**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Dynex Capital, Inc.

Annual Meeting of Shareholders – May 20, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Stephen J. Benedetti and Alison G. Griffin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Dynex Capital, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 20, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1, "FOR" ITEM 2, "FOR" ITEM 3 AND "FOR" ITEM 4.

(Continued and to be marked, dated and signed, on the other side)